Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (the “Agreement”) is entered into as of the Effective Date (as defined below) by and among (i) Genco Shipping & Trading Limited (“Genco”) and certain of its subsidiaries listed on Schedule 1 hereto (the “Genco Subsidiaries” and, together with Genco, the “Company”), (ii) the undersigned lenders under the 2007 Facility (as defined below) (the “Supporting 2007 Facility Lenders”), (iii) the undersigned lenders under the $253 Million Facility (as defined below) (the “Supporting $253 Million Facility Lenders”), (iv) the undersigned lenders under the $100 Million Facility (as defined below) (the “Supporting $100 Million Facility Lenders” and together with the Supporting 2007 Facility Lenders and the Supporting $253 Million Facility Lenders, the “Supporting Lenders”); and (v) the undersigned holders of, or investment manager for holders of, the Convertible Notes (as defined below) (the “Supporting Noteholders,” and together with the Supporting Lenders, the “Supporting Creditors”).  Each of the Company, the Supporting Creditors, and each other person that becomes a party to this Agreement in accordance with its terms shall be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company entered into that certain Credit Agreement, dated as of July 20, 2007 (as amended to date, the “2007 Credit Agreement”), by and among Genco as borrower, the banks and other financial institutions named therein as lenders, Wilmington Trust, N.A., as successor administrative and successor collateral agent (the “2007 Facility Agent”), and the other mandated lead arranger and bookrunner parties thereto, by which the lenders made available to Genco a senior secured credit facility in the amount of $1,377,000,000 (as amended, the “2007 Facility”);

WHEREAS, the Company entered into that certain Loan Agreement, dated as of August 20, 2010 (as amended to date, the “$253 Million Loan Agreement”), for a loan not exceeding $253 million, among Genco as borrower, the banks and financial institutions named therein as lenders, BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG Filiale Deutschlandgeschaft, Skandinaviska Enskilda Banken AB (publ) as mandated lead arrangers, BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG, Skandinaviska Enskilda Banken AB (publ) as swap providers, and Deutsche Bank Luxembourg S.A. as agent for the lenders (the “$253 Million Facility Agent”) and Deutsche Bank AG Filiale Deutschlandgeschaft as security agent (the “$253 Million Facility Security Agent”) (as amended, the “$253 Million Facility”);

WHEREAS, the Company entered into that certain Loan Agreement, dated as of August 12, 2010 (as amended to date, the “$100 Million Loan Agreement”), for a loan facility of up to $100 million among Genco as borrower, Genco Ocean Limited and the other companies named therein as guarantors, the banks and financial institutions named therein as lenders, and Credit Agricole Corporate and Investment Bank as agent and security trustee (the “$100 Million Facility Agent” and together with the 2007 Facility

Agent, the $253 Million Facility Agent, and the $253 Million Facility Security Agent, the “Prepetition Agents”) (as amended, the “$100 Million Facility,” together with the 2007 Facility and the $253 Million Facility, the “Credit Facilities”));

WHEREAS, the Company issued 5.00% Convertible Senior Notes due August 15, 2015 (the “Convertible Notes”) pursuant to that certain First Supplemental Indenture, dated as of July 27, 2010, between Genco as issuer and The Bank of New York Mellon (the “Indenture Trustee”) as trustee (as amended, the “Indenture” and, together with the 2007 Credit Agreement, the $253 Million Loan Agreement, the $100 Million Loan Agreement, and the Convertible Notes, the “Debt Instruments”);

WHEREAS, the Parties have negotiated in good faith at arm’s-length and agreed to support a restructuring of the Company’s capital structure and financial obligations (the “Restructuring”) that is mutually acceptable to the Company and the Supporting Creditors subject to and consistent with the terms and conditions set forth in this Agreement and the Restructuring Term Sheet attached hereto as Exhibit A (the “Restructuring Term Sheet”);

WHEREAS, it is contemplated that Genco and, unless all creditors in respect of the Credit Facilities vote in favor of the Plan prior to the Petition Date (as defined below), the Genco Subsidiaries will commence a voluntary bankruptcy case (the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (each entity filing a Chapter 11 Case, a “Company Party”);

WHEREAS, each Party desires that the Restructuring be implemented through a prepackaged chapter 11 plan of reorganization filed in the Chapter 11 Cases implementing the terms and conditions of the Restructuring Term Sheet (such chapter 11 plan of reorganization, the “Plan”), consistent with this Agreement and otherwise in form and substance mutually acceptable to the Company and the Required Supporting Creditors (as defined below) as provided in section 1(b) of this Agreement;

WHEREAS, the Company has obtained the agreement for the consensual use of “cash collateral” pursuant to the terms and conditions of an interim and final order to be entered by the Bankruptcy Court (each, a “Cash Collateral Order”) consistent with the form of order attached hereto as Exhibit B (the “Form of Cash Collateral Order”) or otherwise in form and substance mutually acceptable to the Company, the Required Supporting 2007 Facility Lenders (as defined below), the Required Supporting $253 Million Facility Lenders (as defined below), the Required Supporting $100 Million Facility Lenders (as defined below), and the Prepetition Agents, and which changes (if any) will be made in consultation with the Supporting Noteholders;

WHEREAS, certain of the Supporting 2007 Facility Lenders and the Supporting Noteholders have agreed to backstop a $100 million rights offering to be offered by Genco in accordance with the terms and conditions specified in this Agreement and the Restructuring Term Sheet; and
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NOW, THEREFORE, in consideration of the recitals stated above and the premises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Parties agree as follows:

1.             Definitive Documentation and Exhibits.

(a)            Incorporation of the Exhibits.  The Restructuring Term Sheet, the Form of Cash Collateral Order, and the Transferee Acknowledgment (each as defined herein) (collectively, the “Exhibits”) are expressly incorporated herein by reference and are made part of this Agreement.  References to “the Agreement,” “this Agreement,” “herein,” or “hereof” include this Agreement and each of the Exhibits.  In the event the terms and conditions as set forth in the Exhibits and this Agreement are inconsistent, the terms and conditions as set forth in  this Agreement shall govern.

(b)            Definitive Documents.  All (i) documents (other than motions or pleadings) implementing, achieving, and relating to the Restructuring, including, without limitation, the Plan, a disclosure statement describing the Plan (the “Disclosure Statement”), the plan supplement and its exhibits, solicitation procedures, commitment agreements, exit financing agreements or related documents, organizational and governance documents (including, without limitation, the organizational and governance documents for the reorganized Company), shareholder and member related agreements, or other related transactional or corporate documents (including, without limitation, any agreements and documents described in the Restructuring Term Sheet and the Exhibits thereto), (ii) the motions or pleadings seeking approval or confirmation of any of the foregoing transactional or corporate documents, including the motion to approve the Disclosure Statement, confirm the Plan, ratify the solicitation procedures, and scheduling a joint hearing, and (iii) the orders approving the Company’s assumption of this Agreement and approving the Disclosure Statement, ratifying the solicitation procedures, confirming the Plan, and scheduling a joint hearing (items (i)-(iii), collectively, the “Definitive Documents”), shall  be consistent with this Agreement and the Restructuring Term Sheet in all respects.  The Definitive Documents shall be negotiated in good faith by the Company and the applicable Required Supporting Creditors.  The Definitive Documents with respect to items (i) and (iii) shall be mutually acceptable to the Company and the Required Supporting 2007 Facility Lenders and with respect to item (ii) above, shall be reasonably acceptable to the Required Supporting 2007 Facility Lenders.  The Definitive Documents with respect to items (i), (ii) and (iii) solely with respect to any term in any Definitive Document that will affect their respective economic interests, shall be mutually acceptable to the Company, the Required Supporting $253 Million Facility Lenders (as defined below) and the Required Supporting $100 Million Facility Lenders (as defined below).  The Definitive Documents with respect to item (iii), the Plan, the Disclosure Statement, and the plan supplement documents1 (excluding, if applicable,

1   The plan supplements shall consist of the following documents: the documentation for the management incentive plan, the documentation for the New Genco Warrants, the documentation for the exit financing facilities, the charters and bylaws for the reorganized Company, the equity commitment agreement, the registration rights agreement, any new employment contracts for management of the reorganized Company, schedule(s) of contracts to be rejected pursuant to the
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registration rights agreements, new employment contracts for management of the reorganized Company, schedule(s) of contracts to be rejected pursuant to the Plan, the schedule of directors and officers for the reorganized Company, and schedule(s) of retained causes of action) shall  be reasonably acceptable to the Required Supporting Noteholders and all other Definitive Documents shall be negotiated in consultation with the Supporting Noteholders.  Notwithstanding anything to the contrary in this paragraph, absent the prior consent of the Required Supporting Noteholders (as defined below), no Definitive Document shall alter the treatment of the Required Supporting Noteholders specified in the Restructuring Term Sheet.

(c)            The Parties shall use their reasonable best efforts to negotiate and execute all Definitive Documents reasonably necessary or otherwise required to commence solicitation for the Plan as promptly as possible following the Effective Date of this Agreement and, in any case, no later than April 13, 2014.  The Parties shall use their reasonable best efforts to, if applicable, provide each other with drafts of and consent to Definitive Documents in a timely manner so as to permit the Company to comply with its obligations under the Milestones.

2.             Restructuring and Related Support.

(a)            The Company’s Obligations.  For so long as this Agreement has not been terminated in accordance with its terms, the Company covenants and agrees:

(i)            To support and use commercially reasonable efforts to (A) complete the Restructuring and all transactions contemplated under this Agreement, including, without limitation, those described in the Restructuring Term Sheet (and once filed, the Plan) in accordance with the deadlines specified in the milestones set forth in section 8 below (collectively, as the same may be modified in accordance with the terms of this Agreement, the “Milestones”), (B) take any and all reasonably necessary actions in furtherance of the Restructuring and the transactions contemplated under this Agreement, including, without limitation, as set forth in the Restructuring Term Sheet (and once filed, the Plan), and (C) obtain any and all required regulatory and/or third-party approvals necessary to consummate the Restructuring;

(ii)            To take no action that is inconsistent with this Agreement, the Restructuring Term Sheet, or the Plan, or that would unreasonably delay approval of the Disclosure Statement, the Cash Collateral Order, or the solicitation procedures, or confirmation of the Plan; including soliciting or causing or allowing any of their agents or representatives to solicit any agreements relating to any chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) other than the Restructuring (an “Alternative Transaction”);

(iii)            To not directly or indirectly (A) join in, support, or vote for any alternative plan or transaction, including, without limitation, express support in

Plan, the schedule of directors and officers for the reorganized Company, and schedule(s) of retained causes of action.
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writing of, or enter into any form of plan support agreement with respect to, any alternative plan or restructuring, or (B) take any action to alter, delay, or impede approval of the Disclosure Statement and confirmation and consummation of the Plan and any related documents;

(iv)            To (A) pay the reasonable and documented fees and expenses of Akin Gump Strauss Hauer & Feld LLP and Jefferies LLC in accordance with the applicable fee letter, as incurred by the Supporting Noteholders between the Effective Date and the earlier of (x) the termination of this Agreement with respect to the Supporting Noteholders in accordance with the terms hereof and (y) the effective date of the Plan and (B) pay the fees and expenses incurred by the Supporting Lenders in the manner, and to the extent, provided for in the Cash Collateral Order; and

(v)            To not, nor encourage any other person or entity to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance or implementation of the Restructuring.

Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations hereunder (including without limitation the obligations of the Company Parties’ directors and officers) are subject at all times to the fulfillment of their respective fiduciary duties; provided, that any action with respect thereto that results in a Termination Event (as defined below) shall be subject to the provisions set forth in section 11 hereof.

(b)            The Supporting Creditors’ Obligations.  Each Supporting Creditor (severally and not jointly) covenants and agrees to perform and comply with the following obligations (including in its capacity as an owner, manager, or holder of any interest in a Debt Instrument) for so long as (x) the Supporting Creditor controls an interest in a Debt Instrument; (y) this Agreement has not been terminated in accordance with its terms with respect to each Debt Instrument that such Supporting Creditor holds; and (z) such Supporting Creditor has not terminated this Agreement pursuant to section 11(g) hereof:

(i)            Each Supporting Creditor shall (A) timely vote to accept the Plan and not thereafter withdraw or change such vote, and (B) to the extent such election is available, not elect on its ballot to preserve claims, if any, that each Supporting Creditor may own or control that may be affected by any releases expressly contemplated by the Plan;

(ii)            Each Supporting Creditor shall (A) support approval of the Disclosure Statement, the Cash Collateral Order, and the solicitation procedures and confirmation of the Plan, (B) neither oppose nor object to the Disclosure Statement, the Plan, the Cash Collateral Order, or the solicitation procedures, (C) neither join in nor support any objection to the Disclosure Statement, the Cash Collateral Order, the solicitation procedures, or the Plan, or (D) otherwise commence any proceeding to
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 oppose or alter any of the terms of the Plan or any other document filed by Genco in connection with the confirmation of the Plan;

(iii)            Each Supporting Creditor shall use commercially reasonable efforts to execute any document and give any notice, order, instruction, or direction necessary or reasonably requested by the Company to support, facilitate, implement, or consummate or otherwise give effect to the Restructuring;

(iv)            Each Supporting Creditor shall use commercially reasonable efforts to support, consent, and take other actions in connection with the Restructuring and the Chapter 11 Case and any other actions or proceedings related to the Chapter 11 Case (including, without limitation, proceedings in non-U.S. jurisdictions) to the extent consistent with the Restructuring Term Sheet (and once filed, the Plan) or as reasonably requested by the Company to facilitate, implement, consummate, or otherwise give effect to the Restructuring, including, without limitation any motion filed by Genco or any Genco Subsidiary seeking a temporary restraining order and/or injunction to stay proceedings against Genco or any Genco Subsidiary;

(v)            Other than as provided in the Restructuring Term Sheet (and once filed, the Plan), each Supporting Creditor shall, as of the effective date of the Plan, waive and release any rights to exercise remedies against any collateral of Genco or any Genco Subsidiary in connection with the applicable Debt Instrument or otherwise, applicable non-bankruptcy law, or applicable non-U.S. insolvency law in any jurisdiction;

(vi)            Other than as provided in the Restructuring Term Sheet (and once filed, the Plan) each Supporting Creditor shall not take or instruct the taking of, under or relating to the applicable Debt Instrument or otherwise, any action against or in respect of Genco or any Genco Subsidiary or any collateral provided by Genco or any Genco Subsidiary that constitutes or would constitute an enforcement action or remedy;

(vii)            To not directly or indirectly (A) join in, support, or vote for any alternative plan or transaction, including, without limitation, express support in writing of, or enter into any form of plan support agreement with respect to, any alternative plan or restructuring, or (B) take any action to alter, delay, or impede approval of the Disclosure Statement and confirmation and consummation of the Plan and any related documents; and

(viii)            To not, nor encourage any other person or entity to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance or implementation of the Restructuring.

For the avoidance of doubt, nothing in this Agreement will (A) prohibit instruction to the Prepetition Agents to take or not to take any action relating to the maintenance, protection and preservation of their security interests, and liens on collateral under the Debt Instruments and related security documents; (B) prohibit the Prepetition Agents
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from taking any action relating to the maintenance, protection and preservation of such security interests and liens; (C) prohibit the Prepetition Agents or the Supporting Creditors from objecting to any motion or pleading filed with the Bankruptcy Court seeking approval to use cash collateral inconsistent with the terms of this Agreement; (D) limit the rights of the Parties under the applicable Debt Instruments or related security documents, and/or applicable law to appear and participate as a party in interest in any matter to be adjudicated in any case under the Bankruptcy Code (or otherwise) concerning the Company (including, without limitation, the Supporting Creditors’ rights to oppose, challenge, or credit bid in connection with a sale under section 363 of the Bankruptcy Code in the event that this Agreement is terminated in accordance with its terms), so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement; (E) prohibit the Prepetition Agents or any Supporting Creditor or any of their respective officers or representatives from appearing as a party in interest (i) in any matter to be adjudicated in the Chapter 11 Case provided any positions taken by such party are not inconsistent with this Agreement or (ii) in proceedings for the purpose of contesting whether any matter or fact is or results in a breach of, or is inconsistent with, this Agreement; or (F) prohibit the Indenture Trustee from filing a proof of claim, if required.

3.       Withdrawal of Plan Support.  Each Supporting Creditor shall not withdraw or revoke (a) its support of the Restructuring Term Sheet (and once filed, the Plan) pursuant to this Agreement, and (b) any properly solicited vote to accept the Plan, in each case, unless this Agreement has been terminated in accordance with its terms, or, with respect to subparagraph 3(a) only, such Supporting Creditor is no longer subject to this Agreement.

4.       Acknowledgements.  Each Party acknowledges that (a) no securities of the Company are being offered or sold hereby and this Agreement neither constitutes an offer to sell nor a solicitation of an offer to buy any securities of the Company and (b) that this Agreement is not, and shall not be deemed to be, a solicitation of a vote for the acceptance of the Plan pursuant to section 1125 of the Bankruptcy Code.

5.       Limitations on Transfer of Interests in the Debt Instruments.

(a)            Each Supporting Creditor shall not (i) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any of such Supporting Creditor’s interest in a Debt Instrument, or any other claim against the Company, in whole or in part, or (ii) grant any proxies, deposit any of such Supporting Creditor’s interests in a Debt Instrument, or any other claim against the Company, into a voting trust, or enter into a voting agreement with respect to any such interest (collectively, the actions described in clauses (i) and (ii), a “Transfer”), unless such Transfer is to another Supporting Creditor or any other entity that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to Genco (and, with respect to claims under the 2007 Facility, the $253 Million Facility, or $100 Million Facility, with a copy to the agent under the applicable facility) a transferee acknowledgment substantially in the form attached hereto as Exhibit C (the “Transferee Acknowledgment”).  With respect to Debt Instruments, and any other claim
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against the Company, held by the relevant transferee upon consummation of a Transfer, such transferee is deemed to make all of the representations and warranties of a Supporting Creditor set forth in section 12 of this Agreement.  Upon compliance with the foregoing, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement solely to the extent of such transferred rights and obligations but shall otherwise remain party to this Agreement as a Supporting Creditor with respect to any interest in a Debt Instrument or other claim not so transferred.  Any Transfer made in violation of this section 5 shall be deemed null and void and of no force or effect, regardless of any prior notice provided to Genco, and shall not create any obligation or liability of the Company to the purported transferee (it being understood that the putative transferor shall continue to be bound by the terms and conditions set forth in this Agreement).

(b)            Notwithstanding the foregoing, (i) a Supporting Creditor may Transfer any claim to an entity that is acting in its capacity as a Qualified Marketmaker (defined below) (a “Qualified Transfer”) without the requirement that the Qualified Marketmaker be or become a Supporting Creditor, provided that such Qualified Transfer shall only be valid if the Qualified Marketmaker subsequently Transfers such claim to a transferee that is a Supporting Creditor (or becomes a Supporting Creditor at the time of the Transfer pursuant to a Transferee Acknowledgment) either (A) prior to the voting record date for the Plan (the “Voting Record Date”), if the Qualified Transfer is made prior to the Voting Record Date, or (B) after the Voting Record Date, if the Qualified Transfer is made after the Voting Record Date, and (ii) if a Supporting Creditor, acting in its capacity as a Qualified Marketmaker, acquires a claim from a holder of claims that is not a Supporting Creditor, it may Transfer such claim without the requirement that the transferee be or become a Supporting Creditor.  For purposes hereof, a “Qualified Marketmaker” shall mean an entity that (a) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Company (including debt securities or other debt) or enter with customers into long and short positions in claims against the Company (including debt securities or other debt), in its capacity as a dealer or market maker in such claims and (b) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

6.      Further Acquisition of Indebtedness, Claims, and Interests.  This Agreement shall in no way be construed to preclude any Supporting Creditor or any of its affiliates from acquiring additional interests in the Debt Instruments or any other claim against or equity interest in the Company.  Any such additional interests in the Debt Instruments or any other claims shall automatically be subject to the terms of this Agreement and such acquiring Supporting Creditor shall promptly (and, in no event later than five (5) business days) inform Genco of such acquisition of claims; provided, however, in no event shall this sentence apply to any affiliate of the Supporting Creditors listed on Schedule 2 to this Agreement other than an affiliate that is a Supporting Creditor.

7.       Effectiveness of the Agreement.

(a)            This Agreement shall become effective as to the Company and each individual Supporting Creditor upon the execution and delivery of counterpart signature pages to this Agreement by and among (i) Supporting Lenders holdings claims equal to at least 66 2/3% of the aggregate principal outstanding under each of the 2007 Facility, the $253 Million Facility, and the $100 Million Facility, (ii) Supporting Noteholders holding claims
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 equal to at least 66 2/3% of the aggregate principal outstanding under the Convertible Notes, and (iii) the Company (such date, the “Effective Date”).

(b)            For purposes of this Agreement, the term (i) “Required Supporting 2007 Facility Lenders” shall mean Supporting 2007 Facility Lenders owning more than 66 2/3% of the aggregate principal outstanding under the 2007 Facility held by the Supporting 2007 Facility Lenders, (ii) “Required Supporting $253 Million Facility Lenders” shall mean Supporting $253 Million Facility Lenders owning more than 66 2/3% of aggregate principal outstanding under the $253 Million Facility held by the Supporting $253 Million Facility Lenders, (iii) “Required Supporting $100 Million Facility Lenders” shall mean Supporting $100 Million Facility Lenders owning more than 66 2/3% of aggregate principal outstanding under the $100 Million Facility held by the Supporting $100 Million Facility Lenders, (iv) “Required Supporting Noteholders” shall mean 66 2/3%, measured by claim size, of the Supporting Noteholders who are (A) not Supporting Lenders on the Effective Date and (B) members of the ad hoc group of Noteholders represented by Akin, Gump, Strauss, Hauer & Feld LLP and (v) “Required Supporting Creditors” means (A) with respect to the 2007 Facility, the Required Supporting 2007 Facility Lenders, (B) with respect to the $253 Million Facility, the Required Supporting $253 Million Facility Lenders, (C) with respect to the $100 Million Facility, the Required Supporting $100 Million Facility Lenders, and (D) with respect to the Convertible Notes and the Indenture, the Required Supporting Noteholders.

8.       Milestones.  The Company Parties will comply with the following Milestones within the periods specified herein, unless otherwise agreed in writing with the Required Supporting 2007 Facility Lenders, the Required Supporting $253 Million Facility Lenders, the Required Supporting $100 Million Facility Lenders, and Required Supporting Noteholders:

(a)            solicitation of the 2007 Facility Lenders, the $235 Million Facility Lenders, the $100 Million Facility Lenders, and the holders of 5.00% Convertible Senior Notes due August 15, 2015 (the “Convertible Notes”) pursuant to that certain First Supplemental Indenture, dated as of July 15, 2007, between Genco as issuer and The Bank of New York Mellon as trustee (such date, the “Solicitation Commencement Date”) regarding the Plan shall begin on or before April 16, 2014;

(b)            voluntary petition(s) in the Bankruptcy Court and motions seeking approval of the Plan, the Disclosure Statement, and the solicitation procedures shall be filed (such date, the “Petition Date”) on or before the fifth calendar day after the Solicitation Commencement Date;

(c)            the Cash Collateral Order shall have been approved (i) on an interim basis, on or before the fifth business day after the Petition Date and (ii) on a final basis, on or before the forty-fifth day after the Petition Date;
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(d)            the order approving the assumption of this Agreement shall have been approved on or before the fifth business day after the Petition Date;

(e)            the order approving the Disclosure Statement and the solicitation procedures and confirming the Plan shall be entered (such date, the “Confirmation Date”) on or before the forty-fifth day after the Petition Date; and

(f)            the effective date of the Plan shall occur on or before the later of (i) 10 days following the Confirmation Date, (ii) completion of the Rights Offering (as defined in the Restructuring Term Sheet), or (iii) notice from the respective lenders that the conditions to the closing of the New $253 Million Facility and New $100 Million Facility (each as defined in the Restructuring Term Sheet) have been satisfied or waived.

9.      Enforceability.  Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning the Restructuring and in contemplation of the potential commencement of the Chapter 11 Case, and the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court.

10.    Further Assurances.  From and after the date hereof, each of Parties agrees to execute and deliver all such agreements, instruments, and documents and to take all such further actions as the Parties may reasonably deem necessary from time to time to carry out the intent and purpose of this Agreement and the Plan, and to consummate the transactions contemplated thereby.
11.    Termination.

(a)            Automatic Termination.  This Agreement shall terminate automatically upon the occurrence of any of the following events (each such event, along with the events described in subsections (b), (c), (d), and (e), a “Termination Event”):

(i)                an order denying confirmation of the Plan is entered;

(ii)             an order confirming the Plan is reversed or vacated;

(iii)           any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable; or

(iv)           occurrence of the effective date of the Plan.

(b)            The Company’s Right to Terminate.  The Company may, in its sole discretion, terminate this Agreement as to all Parties upon five (5) days’ prior written notice to the Supporting Creditors setting forth the basis for termination, delivered in accordance with this Agreement, following the occurrence of any of the following events:

(i)              a material breach by any Supporting Creditor of any of its obligations under this Agreement that would reasonably be expected to have a material
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adverse impact on confirmation or consummation of the Plan, provided that such breach may be cured during the five-day notice period;

(ii)             the Company’s  board(s) of directors determines, in good faith and upon the advice of its advisors, in its sole discretion, that (A) continued pursuit of the Restructuring is inconsistent with its fiduciary duties or (B) having received an unsolicited proposal or offer for an Alternative Transaction, that such Alternative Transaction is likely to be more favorable than the Restructuring and that continued support of the Restructuring pursuant to this Agreement would be inconsistent with its fiduciary obligations; or

(iii)            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order preventing consummation of a material portion of the Restructuring;

provided, that upon a termination of this Agreement pursuant to section 11(b)(ii), (x) all obligations of each Supporting Creditor hereunder shall immediately terminate without further action or notice by such Supporting Creditor, and (y) the Company (and its directors, officers, employees, advisors, subsidiaries, and representatives) shall not have or incur any liability under this Agreement or otherwise on account of such termination.

For the avoidance of doubt, and notwithstanding any provisions to the contrary herein but subject to the remainder of this paragraph, in order to fulfill the Company Parties’ fiduciary obligations, the Company may receive (but not solicit) proposals or offers for Alternative Transactions from other parties and negotiate, provide due diligence, discuss, and/or analyze such Alternative Transactions received without breaching or terminating this Agreement; provided that the Company shall provide a copy of any written offer or proposal (and notice of any oral offer or proposal) for an Alternative Transaction received to the legal counsel to and the financial advisors to the Supporting Creditors within one (1) business day of the Company Parties’ or their advisors’ receipt of such offer or proposal.

(c)            The Supporting Creditors’ Right to Terminate.  This Agreement may be terminated upon five days’ prior written notice (the “Notice Period”) to Genco setting forth the basis for termination, delivered in accordance with this Agreement by the parties identified below, following the occurrence of any of the following events:

(i)              by any Required Supporting Creditors solely in respect of its Debt Instrument, if the Definitive Documents and any amendments, modifications, or supplements thereto filed by the Company include terms that are inconsistent with the Restructuring Term Sheet and are not otherwise acceptable to the Required Supporting Creditors in respect of the applicable Debt Instrument as provided in section 1(b) hereof, provided that such filing was not modified or withdrawn during the Notice Period;
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(ii)             by any Required Supporting Creditors solely in respect of its Debt Instrument, if the Company has breached any of its material obligations under this Agreement, and such breach remains uncured during the Notice Period;

(iii)           by any Required Supporting Creditors solely in respect of its Debt Instrument, if the Company has (A) withdrawn the Plan, (B) publicly announced their intention not to support the Plan, (C) filed a motion with the Bankruptcy Court seeking the approval of an alternative plan or transaction, or (D) agreed (including, for the avoidance of doubt, as evidenced by a term sheet, letter of intent, or similar document) or publicly announced its intent to pursue an Alternative Transaction;

(iv)          by any Required Supporting Creditors solely in respect of its Debt Instrument, if the Company seeks to sell any material assets without the prior written consent of the applicable Required Supporting Creditors in respect of the applicable Debt Instrument as provided in section 1(b) hereof;

(v)            by any Required Supporting Creditors solely in respect of its Debt Instrument, in the event that the Company fails to meet a Milestone, which has not been waived or extended consistent with section 8 hereof;

(vi)          by any Required Supporting Creditors solely in respect of its Debt Instrument, upon the filing by the Company of any motion or other request for relief seeking to (A) voluntarily dismiss the Chapter 11 Case, (B) convert the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (C) appoint a trustee or examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Chapter 11 Case;

(vii)         by the Required Supporting Creditors solely in respect of a Debt Instrument, if a Company Party loses the exclusive right to file and/or solicit acceptance of a chapter 11 plan;

(viii)       by the Required Supporting Noteholders if a Definitive Document alters the treatment of the Noteholders specified in the Restructuring Term Sheet and the Required Supporting Noteholders have not consented to such Definitive Document;

(ix)           by any Required Supporting Creditors solely in respect of its Debt Instrument, upon the entry of an order by the Bankruptcy Court, which order is not subject to a stay of its effectiveness pending appeal, (A) dismissing the Chapter 11 Case, (B) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, (C) appointing a trustee or examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Chapter 11 Case; or (D) the effect of which would render the Plan incapable of consummation on the terms set forth herein;

(x)             by any Required Supporting Creditors solely in respect of its Debt Instrument, upon a Termination Event under the Cash Collateral Order; or
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(xi)            by any Required Supporting Creditors solely in respect of its Debt Instrument, if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order, which order is not subject to a stay of its effectiveness pending appeal, making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a manner that cannot be reasonably remedied by Genco.

Notwithstanding anything to the contrary herein, following the commencement of the Chapter 11 Case and unless and until there is an unstayed order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay, the occurrence of each of the Termination Events in subsection (c) above shall result in an automatic termination of this Agreement, to the extent the Required Supporting Creditors would otherwise have the ability to terminate this Agreement in accordance with subsection (c) above, three (3) business days following such occurrence unless waived in writing by the Required Supporting Creditors.

(d)            The Supporting 2007 Facility Lender Terminations.

(i)               Notwithstanding anything to the contrary in subsection (c) above, this Agreement shall automatically terminate with respect to the Supporting 2007 Facility Lenders five (5) business days following the occurrence of any of the following events, unless such event is cured or waived in writing by the Required Supporting 2007 Facility Lenders during such five (5) business day period:

A.	the Company has (w) withdrawn the Plan, (x) publicly announced their intention not to support the Plan, (y) filed a motion with the Bankruptcy Court seeking the approval of an alternative plan or transaction, or (z) agreed (including, for the avoidance of doubt, as evidenced by a term sheet, letter of intent, or similar document) or publicly announced its intent to pursue an Alternative Transaction;

B.	the Company seeks to sell any material assets without the prior written consent of the applicable Required Supporting Creditors in respect of the applicable Debt Instrument as provided in section 1(b) hereof;

C.	the Company fails to meet a Milestone, which has not been waived or extended consistent with section 8 hereof;

D.	the filing by the Company of any motion or other request for relief seeking to (x) voluntarily dismiss the Chapter 11 Case, (y) convert the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (z) appoint a trustee or examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Chapter 11 Case;
13

E.	a Company Party loses the exclusive right to file and/or solicit acceptance of a chapter 11 plan;

F.	entry of an order by the Bankruptcy Court, which order is not subject to a stay of its effectiveness pending appeal, (w) dismissing the Chapter 11 Case, (x) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, (y) appointing a trustee or examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Chapter 11 Case; or (z) the effect of which would render the Plan incapable of consummation on the terms set forth herein;

G.	a Termination Event under the Cash Collateral Order; or

H.	any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order, which order is not subject to a stay of its effectiveness pending appeal, making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a manner that cannot be reasonably remedied by Genco.

(ii)               Notwithstanding anything to the contrary in subsection (c) above, upon a notice given by Supporting 2007 Facility Lenders that (x) own more than 33 1/3% of the aggregate principal outstanding under the 2007 Facility held by the Supporting 2007 Facility Lenders and (y) consisting of at least three (3) Supporting 2007 Facility Lenders (counting all affiliated and managed funds as one Supporting 2007 Facility Lender)2 (collectively, the “Nonconsenting 2007 Facility Lenders”) to Genco and the 2007 Facility Agent of the occurrence of the event below, this Agreement shall automatically terminate with respect to the Supporting 2007 Facility Lenders five (5) business days following the giving of such notice, unless such event is cured by the Company or waived in writing by the Required Supporting 2007 Facility Lenders, such waiver to be provided by the 2007 Facility Agent during such five (5) business days:

A.	if the Definitive Documents and any amendments, modifications, or supplements thereto filed by the Company include terms that are inconsistent with the Restructuring Term Sheet and are not otherwise acceptable to the Nonconsenting 2007 Facility Lenders, provided that such filing was not modified or withdrawn during the Notice Period.

(e)            Mutual Termination.  This Agreement and the obligations of the Company and the Supporting Creditors in respect of a particular Debt Instrument may be

2	If there are fewer than five (5) Supporting 2007 Facility Lenders (counting all affiliated and managed funds as one Supporting 2007 Facility Lender), then such notice need only be given by two (2) Supporting 2007 Facility Lenders (counting all affiliated and managed funds as one Supporting 2007 Facility Lender).
14

 terminated by mutual written agreement of the Company and the Required Supporting Creditors in respect of such Debt Instrument.

(f)            Termination Fee

(i)                If this Agreement is terminated pursuant to sections 11(b)(ii) or 11(c)(iii), and the Company consummates an Alternative Transaction, the Company shall pay to the Supporting 2007 Facility Lenders and Supporting Noteholders a termination fee equal to $26,500,000 plus any expense reimbursements owing under this Agreement (collectively, the “Termination Fee”), in cash via wire transfer or other treatment acceptable to the applicable Supporting 2007 Facility Lender or Supporting Noteholder for their pro rata share of the Termination Fee (based on the amount of their holdings of claims under the 2007 Facility and Convertible Notes as against the aggregate amount of 2007 Facility claims and Convertible Notes held by all Supporting Creditors); provided, that in such event, other than the Termination Fee, notwithstanding anything to the contrary contained in this Agreement, the Company (and its directors, officers, employees, representatives, and advisors) shall not have or incur any liability to the Supporting 2007 Facility Lenders or Supporting Noteholders under this Agreement on account of such termination.

(ii)               The Termination Fee shall constitute an administrative expense obligation of the Company pursuant to sections 503 and 1129(a)(4) of the Bankruptcy Code, or otherwise.

(iii)              Notwithstanding anything to the contrary herein, if the Termination  Fee is owed pursuant to this section, such fee shall constitute the sole and exclusive remedy of the Supporting 2007 Facility Lenders and the Required Supporting Noteholders, respectively, on account of the termination of this Agreement.

(g)            Outside Date.  Any individual Supporting Creditor shall have the right to terminate this Agreement, as to itself only, if the effective date of the Plan shall not have occurred by August 1, 2014.  In the event a Supporting Creditor terminates pursuant to this paragraph 11(g), such termination shall be effective as to such Supporting Creditor only and shall not affect any the rights or obligations of any other party to this Agreement.

(h)            Effect of Termination.

(i)                Upon termination of this Agreement by the Company, all obligations hereunder of the Company and the Supporting Creditors shall terminate and shall be of no further force and effect.

(ii)               Upon termination by the Required Supporting Creditors in respect of a particular Debt Instrument, all obligations hereunder between, on the one hand, the Supporting Creditors in respect of such Debt Instrument and, on the other, Genco and other Supporting Creditors shall terminate and shall be of no further force and effect.  Any and all consents and ballots tendered by the Supporting Creditors whose obligations to Genco have been terminated, as applicable, prior to such termination shall
15

be deemed, for all purposes, automatically to be null and void ab initio, shall not be considered or otherwise used in any manner by the Parties in connection with the Plan and this Agreement or otherwise and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Company allowing such change or resubmission).

(iii)           For the avoidance of doubt, the Parties agree that it shall not be a violation of the automatic stay provisions set forth in section 362 of the Bankruptcy Code, to the extent applicable, to deliver notice of termination of the Agreement pursuant to its terms.  Nothing in this section 10(e)(iii) shall prejudice any Party’s right to assert that termination was not proper under the terms of this Agreement.

(iv)           Notwithstanding anything to the contrary contained herein, any claim for breach of this Agreement shall survive termination and all rights and remedies with respect to such claims shall be neither waived nor prejudiced in any way by termination of this Agreement.  Termination shall not relieve any Party from liability for its breach or non-performance of its obligations hereunder prior the date of termination.

12.    The Supporting Creditors’ Representations and Warranties.  To induce the Company to enter into and perform their obligations under this Agreement, each Supporting Creditor, severally but not jointly, represents, warrants, and acknowledges as follows:

(a)            Authority.  (i) The Supporting Creditor is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all the requisite corporate, partnership, or other power and authority to execute, deliver, and perform their obligations under this Agreement, and to consummate the transactions contemplated herein; and (ii) the execution, delivery, and performance by the Supporting Creditor of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action (corporate, partnership, or otherwise) on the part of the Supporting Creditor and no other proceedings on the part of the Supporting Creditors are necessary to authorize and approve this Agreement or any of the transactions contemplated herein.

(b)            Validity.  This Agreement has been duly executed and delivered by the Supporting Creditor and constitutes the legal, valid, and binding agreement of the Supporting Creditor, enforceable against the Supporting Creditor in accordance with its terms.

(c)            No Conflict.  The execution, delivery, and performance by the Supporting Creditor (when such performance is due) of this Agreement does not and shall not (i) violate any provision of law, rule, or regulation applicable to it or, in the case of an entity, any of its subsidiaries or its or their certificates of incorporation or bylaws or other organizational documents, or (ii) conflict with, result in a breach of, or constitute
16

 (with due notice or lapse of time or both) a default under any material contractual obligation to which it, or, applicable, any of its subsidiaries is a party.

(d)            Authorization of Governmental Authorities and Creditors.  No action by (including any authorization, consent, or approval), in respect of, or filing with, any governmental authority is required for, or in connection with, the valid and lawful authorization, execution, delivery, and performance by the Supporting Creditor pursuant to this Agreement.

(e)            No Reliance.  The Supporting Creditor (i) is a sophisticated party with respect to the subject matter of this Agreement, (ii) has been represented and advised by legal counsel in connection with this Agreement, (iii) has adequate information concerning the matters that are the subject of this Agreement, and (iv) has independently and without reliance upon the Company or any officer, employee, agent, or representative thereof, and based on such information as the Supporting Creditor has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Supporting Creditor has relied upon the Company’s express representations, warranties, and covenants in this Agreement, and the Supporting Creditor acknowledges that it has entered into this Agreement voluntarily and of its own choice and not under coercion or duress.

(f)            Title.  The Supporting Creditor is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to the debt outstanding under the Debt Instruments in the aggregate principal amount set forth in Exhibit D (and in the case of a nominee, it has due and proper authorization to act on behalf of, and to bind, the beneficial owner of such Debt Instruments).  The Supporting Creditor’s interest in the Debt Instrument is free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrances of any kind that would adversely affect in any way the Supporting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

13.    The Company’s Representations and Warranties.  In order to induce the Supporting Creditors to enter into and perform their obligations under this Agreement, the Company hereby represents, warrants, and acknowledges as follows:

(a)            Authority.  The Company (i) has the power and authority to execute, deliver, and perform its obligations under this Agreement, and to consummate the transactions contemplated herein and (ii) the execution, delivery, and performance by the Company under this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action on the part of the Company Party.

(b)            Validity.  This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding agreement of the Company, enforceable against the Company in accordance with its terms.
17

(c)            No Conflict.  The execution, delivery, and performance by the Company (when such performance is due) of this Agreement does not and shall not (i) violate any provision of law, rule, or regulation applicable to it or, in the case of an entity, any of its subsidiaries or its or their certificates of incorporation or bylaws or other organizational documents, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under its certificate of incorporation or by-laws (or other organizational documents).

(d)            Authorization of Governmental Authorities.  No action by (including any authorization, consent, or approval), in respect of, or filing with, any governmental authority is required for, or in connection with, the valid and lawful authorization, execution, delivery, and performance by the Company of this Agreement; provided that, notwithstanding anything in this section to the contrary, the Restructuring (and the authority of the Company to consummate the Restructuring, including without limitation, the Plan and related Definitive Documents) shall be subject to approval by the Bankruptcy Court in the Chapter 11 Case.

(e)            No Reliance.  The Company (i) is a sophisticated party with respect to the matters that are the subject of this Agreement, (ii) has had the opportunity to be represented and advised by legal counsel in connection with this Agreement, (iii) has adequate information concerning the matters that are the subject of this Agreement, and (iv) has independently and without reliance upon the Supporting Creditors, and based on such information as the Company has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Company has relied upon the Supporting Creditors’ express representations, warranties and covenants in this Agreement, which it enters, or as to which it acknowledges and agrees, voluntarily and of its own choice and not under coercion or duress.

14.            Certain Additional Chapter 11 Related Matters.  Except as otherwise required pursuant to paragraph 1(b) of this Agreement, Genco shall provide draft copies of the “first day” motions to counsel for the Supporting Creditors and the Prepetition Agents, if reasonably practicable, at least two (2) days prior to the date when Genco intends to file any such pleading, motion, or other document (and, if not reasonably practicable, as soon as reasonably practicable prior to filing) and shall consult in good faith with such counsel regarding the substance of any such proposed filing with the Bankruptcy Court.

15.            Governing Law; Jurisdiction.

(a)            THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(b)            By its execution and delivery of this Agreement, each of the Parties hereto irrevocably and unconditionally agrees for itself that any legal action, suit,
18

or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought, to the extent possible, in either the United States District Court for the Southern District of New York or any New York State court sitting in New York City or following the Petition Date, the Bankruptcy Court (the “Chosen Courts”).  By execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of the Chosen Courts, generally and unconditionally, with respect to any such action, suit, or proceeding, and waives any objection it may have to venue or the convenience of the forum.

16.   Entire Agreement.  This Agreement (including, for the avoidance of doubt, the Exhibits) constitute the entire agreement with respect to the Restructuring and supersedes all prior and contemporaneous agreements, representations, warranties, terms sheets, proposals, and understandings of the Parties, whether oral, written, or implied, as to the subject matter hereof; provided, however, that any confidentiality agreement, waiver, indemnity letter, or working fee letter executed by a Supporting Creditor and the Company shall survive this Agreement and shall remain in full force and effect in accordance with its terms.

17.    Required Supporting Lenders.  Notwithstanding anything to the contrary in this Agreement, the Required Supporting Creditors with respect to a Debt Instrument (other than the Convertible Notes and the Indenture) shall not exercise any rights conferred upon them in this Agreement if the exercise of such rights would have disproportionate adverse effect on the rights of a particular Supporting Lender pursuant to such Debt Instrument under this Agreement, in which case, the agreement in writing of such affected Supporting Lender shall be required for the Required Supporting Creditors under the applicable Debt Instrument to exercise such rights.

18.    Amendment or Waiver.  Except as otherwise specifically provided herein, this Agreement may not be modified, waived, amended, or supplemented unless such modification, waiver, amendment, or supplement is in writing and has been signed by the Company and the Required Supporting Creditors in respect of each Debt Instrument that is affected by such modification, waiver, amendment, or supplement; provided that any amendment to section 11(g) of this Agreement shall require the consent of each Supporting Creditor.  No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver (unless such waiver expressly provides otherwise).

19.    Specific Performance; Remedies Cumulative.  This Agreement is intended as a binding commitment enforceable in accordance with its terms.  Each Party acknowledges and agrees that the exact nature and extent of damages resulting from a breach of this Agreement are uncertain at the time of entering into this Agreement and that any such breach of this Agreement would result in damages that would be difficult to determine with certainty.  It is understood and agreed that money damages would not be a sufficient remedy for any such breach of this Agreement, and that any non-breaching Party shall be entitled to obtain specific performance and injunctive relief as remedies for
19

any such breach, and each Party further agrees to waive, and to cause each of their representatives to waive, any requirement for the securing or posting of any bond in connection with requesting such remedy.  Such remedies shall not be deemed to be the exclusive remedies for the breach of this Agreement by any Party or its representatives.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy by any Party hereto shall not preclude the simultaneous or later exercise of any other such right, power, or remedy hereunder.

20.   Construction.  This Agreement constitutes a fully negotiated agreement among commercially sophisticated parties and therefore shall not be construed or interpreted for or against any Party, and any rule or maxim of construction to such effect shall not apply to this Agreement.

21.   Receipt of Information; Representation by Counsel.  Each Party acknowledges that it has received adequate information to enter into this Agreement and that it has been represented by counsel in connection with this Agreement and the transactions contemplated herein.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

22.   Binding Effect; Successor and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors, assigns, heirs, transferees, executors, administrators, and representatives, in each case solely as such parties are permitted under this Agreement.

23.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.  The signatures of all of the Parties need not appear on the same counterpart.  Delivery of an executed signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed signature page of this Agreement.

24.    Headings; Schedules and Exhibits.  The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.  References to sections, unless otherwise indicated, are references to sections of this Agreement.

25.    Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect if the essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

26.   Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY,
20

UNCONDITIONALLY, AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM, OR OTHER ACTION ARISING IN CONNECTION THEREWITH OR IN RESPECT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF ANY PARTY OR ARISING OUT OF ANY EXERCISE BY ANY PARTY OF ITS RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND WITH RESPECT TO ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER OF RIGHT TO TRIAL BY JURY IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH OF THE PARTIES HERETO IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 26 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.  THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.
27.    Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent:

To the Company at:

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
Attn: John C. Wobensmith, Chief Financial Officer

With a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of Americas
New York, New York 10036
Attn:  Kenneth H. Eckstein, Adam Rogoff, and Stephen Zide
keckstein@kramerlevin.com, arogoff@kramerlevin.com, and
szide@kramerlevin.com
21

To the Supporting 2007 Facility Lenders at:

The address set forth on each such Supporting 2007 Facility Lender’s signature page (or as directed by any transferee thereof), as the case may be.

With a copy (which shall not constitute notice) to counsel to the 2007 Facility Agent:

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
Attn: Dennis F. Dunne, Samuel A. Khalil, and Michael W. Price
ddunne@milbank.com, skhalil@milbank.com, and mprice@milbank.com

To the Supporting $253 Million Facility Lenders at:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attn: Alan W. Kornberg and Elizabeth McColm
akornberg@paulweiss.com  and emccolm@paulweiss.com

To the Supporting $100 Million Facility Lenders at:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attn: Alan W. Kornberg and Elizabeth McColm
akornberg@paulweiss.com  and emccolm@paulweiss.com

To the Supporting Noteholders at:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, New York 10036
Attn:  Michael S. Stamer and Sarah Link Schultz
mstamer@akingump.com and sschultz@akingump.com

or to such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.

28.   Consideration.  The Company and each Supporting Creditor hereby acknowledge that no consideration, other than that specifically described in this Agreement, shall be due or paid to the Supporting Creditor for its agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement, other than
22

 the Company’s representations, warranties, and agreement to use commercially reasonable efforts to seek to effectuate and consummate the Restructuring and the Plan.

29.    No Third-Party Beneficiaries.  This Agreement shall be solely for the benefit of the Parties hereto (or any other party that may become a party to this Agreement pursuant to section 5 of this Agreement) and no other person or entity shall be a third-party beneficiary hereof.

30.    No Waiver of Participation and Reservation of Rights.  Except as expressly provided in this Agreement and in any amendment among the parties, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries).  If the transactions contemplated by this Agreement are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights, remedies, or interests.

31.    No Admissions.  This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever.  Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.  No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party or any person or entity, and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Party any obligations in respect of this Agreement except as expressly set forth herein.  This Agreement and the Restructuring are part of a proposed settlement of a dispute among the Parties.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding involving enforcement of the terms of this Agreement.

32.    Public Disclosure of Agreement.  The Company may, in its discretion, disclose this Agreement (including the signature pages hereto) in a press release or public filing; provided, however, that the Company shall not disclose to any person, other than legal, accounting, financial and other advisors to the Company, the principal amount or percentage of indebtedness or claims held by any Supporting Creditor or any of its respective subsidiaries or affiliates, unless such information is or becomes publicly available other than by the Company’s breach of this section 32 or such information is required to be disclosed by law, rule, regulation, legal, judicial or administrative process, subpoena, or court order, or by a governmental, regulatory, or self-regulatory authority, or similar body.  For the avoidance of doubt, the Company shall be permitted to disclose at any time the aggregate amount of claims held by any class of Supporting Creditors.

[The remainder of this page is intentionally left blank.]
23

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

GENCO SHIPPING & TRADING LIMITED

By: /s/ John C. Wobensmith
       Name: John C. Wobensmith
       Title:   Chief Financial Officer

GENCO ACHERON LIMITED	GENCO CHALLENGER LIMITED
GENCO BEAUTY LIMITED	GENCO CHAMPION LIMITED
GENCO KNIGHT LIMITED	GENCO CHARGER LIMITED
GENCO LEADER LIMITED	GENCO HUNTER LIMITED
GENCO MUSE LIMITED	GENCO PREDATOR LIMITED
GENCO VIGOUR LIMITED	GENCO WARRIOR LIMITED
GENCO CARRIER LIMITED	GENCO BAY LIMITED
GENCO PROSPERITY LIMITED	GENCO OCEAN LIMITED
GENCO SUCCESS LIMITED	GENCO AVRA LIMITED
GENCO WISDOM LIMITED	GENCO MARE LIMITED
GENCO MARINE LIMITED	GENCO SPIRIT LIMITED
GENCO EXPLORER LIMITED	GENCO LORRAINE LIMITED
GENCO PIONEER LIMITED	GENCO PYRENEES LIMITED
GENCO PROGRESS LIMITED	GENCO LOIRE LIMITED
GENCO RELIANCE LIMITED	GENCO CLAUDIUS LIMITED
GENCO SURPRISE LIMITED	GENCO BOURGOGNE LIMITED
GENCO SUGAR LIMITED	GENCO PICARDY LIMITED
GENCO AUGUSTUS LIMITED	GENCO AQUITAINE LIMITED
GENCO TIBERIUS LIMITED	GENCO NORMANDY LIMITED
GENCO LONDON LIMITED	GENCO AUVERGNE LIMITED
GENCO TITUS LIMITED	GENCO PROVENCE LIMITED
GENCO CONSTANTINE LIMITED	GENCO ARDENNES LIMITED
GENCO HADRIAN LIMITED	GENCO BRITTANY LIMITED
GENCO COMMODUS LIMITED	GENCO LANGUEDOC LIMITED
GENCO MAXIMUS LIMITED	GENCO RHONE LIMITED
GENCO CLAUDIUS LIMITED	GENCO INVESTMENTS LLC
GENCO MANAGEMENT (USA) LLC
GENCO SHIP MANAGEMENT LLC
GENCO RE INVESTMENTS LLC

By: /s/ John C. Wobensmith______
       Name: John C. Wobensmith
       Title:  Chief Financial Officer

GENCO CAVALIER LLC
GENCO RAPTOR LLC
GENCO THUNDER LLC

By: /s/ John C. Wobensmith
       Name: John C. Wobensmith
       Title:   Manager

APOLLO SPECIAL OPPORTUNITIES
MANAGED ACCOUNT, L.P., as Lender

BY: APOLLO SOMA ADVISORS, L.P., its
general partner

BY: APOLLO SOMA CAPITAL
MANAGEMENT, LLC, its general partner

By:/s/ Joseph D. Glatt
     Name: Joseph D. Glatt
     Title:   Vice President

AES (LUX) S.A R.L., as Lender

BY: APOLLO EUROPEAN STRATEGIC
MANAGEMENT, L.P., its investment manager

BY: APOLLO EUROPEAN STRATEGIC
MANAGEMENT GP, LLC, its general partner

By:/s/ Joseph D. Glatt
     Name: Joseph D. Glatt
     Title:   Vice President

AEC (LUX) S.A.R.L., as Lender

BY: APOLLO EUROPEAN CREDIT
MANAGEMENT, L.P., its investment manager

BY: APOLLO EUROPEAN CREDIT
MANAGEMENT GP, LLC, its general partner

By:/s/ Joseph D. Glatt
      Name: Joseph D. Glatt
      Title:   Vice President

APOLLO CENTRE STREET PARTNERSHIP,
  L.P., as Lender

BY: APOLLO CENTRE STREET
MANAGEMENT, LLC, its investment manager

By:/s/ Joseph D. Glatt
     Name: Joseph D. Glatt
     Title:   Vice President

ANS U.S. HOLDINGS LTD, as Lender

BY: APOLLO SK STRATEGIC ADVISORS, LLC,
its sole director

By:/s/ Joseph D. Glatt
     Name: Joseph D. Glatt
     Title:   Vice President

APOLLO CREDIT OPPORTUNITY FUND III LP,
as Lender

BY: APOLLO CREDIT OPPORTUNITY
ADVISORS III LP, its general partner

BY: APOLLO CREDIT OPPORTUNITY
ADVISORS III GP LLC, its general partner

By:/s/ Joseph D. Glatt
     Name: Joseph D. Glatt
     Title:   Vice President

APOLLO FRANKLIN PARTNERSHIP, L.P.,
as Lender

BY: APOLLO FRANKLIN ADVISORS (APO
DC), L.P., its general partner

BY: APOLLO FRANKLIN ADVISORS (APO DC-
GP), LLC, its general partner

By:/s/ Joseph D. Glatt
     Name: Joseph D. Glatt
     Title:   Vice President

APOLLO ZEUS STRATEGIC INVESTMENTS, L.P.,
as Lender

BY:  APOLLO ZEUS STRATEGIC
MANAGEMENT, LLC, its investment manager

By:/s/ Joseph D. Glatt
     Name: Joseph D. Glatt
     Title:   Vice President

Please send notices to:

Bill Schwartz
Apollo Capital Management, L.P.
9 West 57th Street, 37th Floor
New York, NY 10019

By:/s/ William Kelly
Name:  William M. Kelly
Title:   Chief Operating Officer
Panning Capital Management, LP, as Investment
Manager for Panning Master Fund, LP

Please send notices to:

Panning Capital Management, LP
510 Madison Avenue, 24th Floor
New York, NY  10022

CCP Credit Acquisition Holdings, L.L.C.,

Centerbridge Special Credit Partners II, L.P.

CCP II Acquisition Holdings, LLC

By:/s/ Bao Truong
     Name: Bao Truong
     Title: Senior Managing Director

Please send notices to:

Attn:  Bank Debt Operations Team
Centerbridge Partners, L.P.
375 Park Avenue, 12th Floor
New York, NY 10152
Email: creditadmin@centerbridge.com

MIDTOWN ACQUISITIONS L.P.,

By: Midtown Acquisitions GP LLC, its General Partner

By:/s/ Avram Z. Friedman
Name: Avram Z. Friedman
Title: Manager

Please send notices to:

65 East 55th Street, 19th Floor, New York, NY 10022

SOLUS ALTERNATIVE ASSET MANAGEMENT LP,

On behalf of certain funds and managed accounts

By:/s/ Christopher Pucillo/by SJB w/permission
Name: Christopher A. Pucillo
Title:   Chief Investment Officer

Please send notices to:

Solus Alternative Asset Management LP
410 Park Avenue
New York, NY 10022
Attn:  Tom Higbie
thigbie@soluslp.com
Attn:  Stephen Blauner
sblauner@soluslp.com

BNP PARIBAS

By:/s/ Paul Barnes
Name:            Paul Barnes
Title:            Managing Director

By:/s/ Delphine Kambou
Name:            Delphine Kambou
Title:

Please send notices to:

16, Rue de Hanovre
75078 PARIS CEDEX 02
France

Fax: +33(0)1 42 98 43 55
Attention: Paul BARNES

CREDIT INDUSTRIEL ET COMMERCIAL

By:/s/ Adrienne Molloy
Name:            Adrienne Molloy
Title:            Vice President

By:/s/ Marcus Edward
Name: Marcus Edward
Title:   Managing Director

Please send notices to:

Andrew McKuin
Credit Industriel et Commercial
530 Madison Avenue
New York, NY 10022

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHǞFT

By:/s/ Bastian Duehmert
Name:            Bastian Duehmert
Title:            Director

By:/s/ Kerstin Seefeld
Name: Kerstin Seefeld
Title:    Director

Please send notices to:

Deutsche Bank AG Filiale Deutschlandgeschaft
Adolphsplatz 7, 20457 Hamburg,
Germany
Fax: +49 40 3701 4550
Attention: Dirk Niedereichholz

CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK

By: /s/ Jerome Salle
       Name: Jerome Salle
       Title:   Director

By: /s/ Eden Rahman
       Name: Eden Rahman
       Title:   Associate

Please send notices to:

Crédit Agricole Corporate and Investment Bank
9 quai du President Paul Doumer
92920 Paris La Defense
France
Fax: +33 1 41 89 29 97
Attn: Shipping Department

with a copy to

Crédit Agricole Corporate and Investment Bank, New York
Ship Finance Department
1301 Avenue of the Americas
New York, NY 10019
Attention: Jerome Duval / Michael Choina
Tel: 212-261-4039 / 212-261-7363
Fax: +1 917 849 6377
Email: jerome.duval@ca-cib.com /  michael.choina@ca-cib.com

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By: /s/ Arne Juell-Skieise
       Name: Arne Juell-Skieise
        Title:

By: /s/ Olof Kajerdt
       Name: Oloj Kajerdt
        Title:

Please send notices to:

Skandinaviska Enskilda Banken AB (publ)
Shipping Finance, KA3
Kungstradgardsgatan 8
106 40 Stockholm
Sweden
Fax: +46 8 678 02 06
Attention: Arne Juell-Skieise

DVB BANK SE

By: /s/ Tarun Gulati
       Name: Tarun Gulati
       Title:  Senior Vice President

By: /s/ I. Monhemius
       Name: I. Monhemius
       Title:   Senior Vice President

Please send notices to:

DVB Bank SE
Platz der Republik 6
D-60325 Frankfurt-am-Main
Germany
Fax: +49 69 9750 4875
Attention: Shipping Loans Administration Department

KAYNE ANDERSON CAPITAL ADVISORS, L.P.,
ON BEHALF OF ITSELF AND FUNDS AND ACCOUNTS UNDER
MANAGEMENT WHO ARE CONTROLLED AFFILIATES

By:  /s/ Michael Schimmel
       Name: Michael Schimmel
       Title:   Portfolio Manager

Please send notices to:
Michael Schimmel
Email: mschimmel@kaynecapital.com

WILFRED ADVISORS AG

By:  /s/ Nicholas W. Walsh
       Name: Nicholas W. Walsh
       Title:   President

Please send notices to:
Wilfrid Global Opportunity Fund LP
c/o Wilfrid Aubrey LLC
405 Lexington Avenue, Suite #3503
New York, NY 10174

Fidelity Securities Fund: Fidelity Leveraged Company Stock Fund

By:/s/  Joseph Zambello____
     Name: Joseph Zambello
     Title:   Deputy Treasurer

Fidelity Advisor Series I: Fidelity Advisor Leveraged Company Stock Fund

By:/s/  Joseph Zambello____
     Name: Joseph Zambello
     Title:   Deputy Treasurer

JLP STRESSED CREDIT FUND LP

By: Phoenix Investment Adviser LLC, its Investment Manager

By:  /s/ Robert Youree
       Name: Robert Youree
       Title:   CFO

Please send notices to:
Phoenix Investment Adviser LLC
Attn: Alex Duncan
420 Lexington Avenue, Suite 2040
New York, NY 10170
aduncan@phoenixinvadv.com

cc: Jeffrey Schultz
jschultz@phoenixinvadv.com

JLP CREDIT OPPORTUNITY MASTER FUND LTD.

By: Phoenix Investment Adviser LLC, its Investment Manager

By:  /s/ Robert Youree
       Name: Robert Youree
       Title:   CFO

Please send notices to:

Phoenix Investment Adviser LLC
Attn: Alex Duncan
420 Lexington Avenue, Suite 2040
New York, NY 10170
aduncan@phoenixinvadv.com

cc: Jeffrey Schultz
jschultz@phoenixinvadv.com

Scoggin LLC as Investment Advisor on behalf of;

Scoggin Capital Management II LLC and

Scoggin International Fund Ltd.

By:  /s/ Dev Chodry_____________
       Name: Dev Chodry
       Title:   Co-Chief Investment Officer for Scoggin LLC

Please send notices to:

Nicole Kramer
Scoggin LLC
660 Madison Ave.
New York, N.Y. 10065
nkramer@scogcap.com

Old Bellows Partners L.P. as Investment Advisor on behalf of;

Scoggin Worldwide Fund Ltd and as sub-advisor to the

J. Goldman Master Fund L.P.

By:  /s/ Dev Chodry__________________
       Name: Dev Chodry
       Title:   Managing Member of the General Partner of Old Bellows Partners L.P.

Please send notices to:

Nicole Kramer
Scoggin LLC
660 Madison Ave.
New York, N.Y. 10065
nkramer@scogcap.com

ADVANTAGE OPPORTUNITIES FUND, L.P.

By:  /s/ Irvin Schlussel
       Name: Irvin Schlussel
       Title:   Managing Partner.

Merrill Lynch Pierce Fenner & Smith, Incorporated

By:/s/ Jonathan M. Barnes
     Name: Jonathan M. Barnes
     Title:   Vice President

Please send notices to:

Bank of America, N.A.
214 North Tryon Street
NC1-027-15-01
Charlotte, North Carolina 28255
Attn: Servicing Team TLC004
Tel: 980.388.8943
Fax: 704.409.0154
bas.infomanager@bankofamerica.com

BANK OF AMERICA, N.A.

By:/s/ Jonathan M. Barnes
Name:            Jonathan M. Barnes
Title:            Vice President

Please send notices to:

Bank of America, N.A.
214 North Tryon Street
NC1-027-15-01
Charlotte, North Carolina 28255
Attn: Servicing Team TLC004
Tel: 980.388.8943
Fax: 704.409.0154
bas.infomanager@bankofamerica.com

Permal Stone Lion Fund Ltd.

By: Stone Lion Capital Partners L.P.,
       Investment Manager

By:  /s/ Claudia Borg
       Name: Claudia Borg
       Title:   Authorized Signatory

Please send notices to:
Claudia Borg
c/o Stone Lion Capital Partners L.P.
555 Fifth Avenue, 18th Floor
New York, NY 10017
cborg@stonelioncapital.com

P&S Credit Management, L.P.

By:/s/ James Palmisciano
Name:            James Palmisciano
Title:            Chief Investment Officer

Please send notices to:

Gracie Asset Management
Attn: James Palmisciano
399 Park Avenue, 6th Floor
New York, NY 10022

Credit Value Partners, LP for funds and accounts under management

By: Credit Value Partners, LP, as investment manager

By:/s/ Donald Pollard______
Name: Donald Pollard
Title:  Managing Partner

Please send notices to:

Ryan Eckert
Credit Value Partners, LP
49 W. Putnam Ave.
Greenwich, CT 06830
P: (212)-493-4465
M: (860)-690-8409
E: reckert@cvp7.com

Stone Lion Portfolio L.P.

By: Stone Lion Capital Partners L.P.,
       Its Investment Manager

By:  /s/ Claudia Borg
       Name: Claudia Borg
       Title:   General Counsel

Please send notices to:
Claudia Borg
c/o Stone Lion Capital Partners L.P.
555 Fifth Avenue, 18th Floor
New York, NY 10017
cborg@stonelioncapital.com

NEW GENERATION ADVISORS, LLC
By:  /s/ Johan D. Goedkoop
       Name: Johan D. Goedkoop
       Title:   Vice President

Please send notices to:

Johan D. Goedkoop
New Generation Advisors, LLC
49 Union Street
Manchester, MA 01944
T: 978.704.6202
daan@turnarounds.com

SPCP GROUP, LLC

By: /s/ David Steinmetz
Name:  David Steinmetz
Title:  Authorized Signatory

Please send notices to:

SPCP Group, LLC
2 Greenwich Plaza
1st Floor
Greenwich, CT 06830
Attn: Adam DePanfilis
Phone:  203-542-4407
Fax:  201-719-2157
Email:  12017192157@tls.ldsprod.com

Schedule 1

Genco Subsidiaries

1.	Genco Acheron Limited
2.	Genco Beauty Limited
3.	Genco Knight Limited
4.	Genco Leader Limited
5.	Genco Muse Limited
6.	Genco Vigour Limited
7.	Genco Carrier Limited
8.	Genco Prosperity Limited
9.	Genco Success Limited
10.	Genco Wisdom Limited
11.	Genco Marine Limited
12.	Genco Explorer Limited
13.	Genco Pioneer Limited
14.	Genco Progress Limited
15.	Genco Reliance Limited
16.	Genco Surprise Limited
17.	Genco Sugar Limited
18.	Genco Augustus Limited
19.	Genco Tiberius Limited
20.	Genco London Limited
21.	Genco Titus Limited
22.	Genco Constantine Limited
23.	Genco Hadrian Limited
24.	Genco Commodus Limited
25.	Genco Maximus Limited
26.	Genco Claudius Limited
27.	Genco Challenger Limited
28.	Genco Champion Limited
29.	Genco Charger Limited
30.	Genco Hunter Limited
31.	Genco Predator Limited
32.	Genco Warrior Limited
33.	Genco Bay Limited
34.	Genco Ocean Limited
35.	Genco Avra Limited
36.	Genco Mare Limited
37.	Genco Spirit Limited
38.	Genco Lorraine Limited
39.	Genco Pyrenees Limited
40.	Genco Loire Limited
41.	Genco Bourgogne Limited
42.	Genco Picardy Limited

43.	Genco Aquitaine Limited
44.	Genco Normandy Limited
45.	Genco Auvergne Limited
46.	Genco Provence Limited
47.	Genco Ardennes Limited
48.	Genco Brittany Limited
49.	Genco Languedoc Limited
50.	Genco Rhone Limited
51.	Genco Investments LLC
52.	Genco Management (USA) LLC
53.	Genco Ship Management LLC
54.	Genco RE Investments LLC
55.	Genco Raptor LLC
56.	Genco Cavalier LLC
57.	Genco Thunder LLC

Exhibit A

Restructuring Term Sheet

GENCO SHIPPING AND TRADING LIMITED
RESTRUCTURING TERM SHEET

APRIL 1, 2014

This term sheet (the “Restructuring Term Sheet”) sets forth the principal terms of a financial restructuring (the “Restructuring”) of the existing debt and other obligations of the Company (as defined herein).  Subject in all respects to the terms of the Restructuring Support Agreement to which this Restructuring Term Sheet will be attached (the “Restructuring Support Agreement”), the Restructuring will be consummated through a case or cases under chapter 11 (the “Chapter 11 Case(s)”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  This Restructuring Term Sheet has the support of the Supporting Creditors, as set forth in the Restructuring Support Agreement.  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement, provided that any reference to Required Supporting Creditors in respect to a Debt Instrument shall only be applicable to the extent that such Required Supporting Creditors have not terminated the Restructuring Support Agreement with respect to such Debt Instrument.

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS.

[THIS RESTRUCTURING TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL RULES.]

THE TRANSACTIONS DESCRIBED HEREIN WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.1

The Parties
Company
Genco Shipping & Trading Limited (“Genco”) and those of its subsidiaries set forth on Schedule 1 to the Restructuring Support Agreement, shall be collectively referred to as the “Company”.  Genco, and those of its direct and indirect subsidiaries that file chapter 11 cases, shall each be referred to as the “Debtors” or the “Company Parties.”

2007 Facility Lenders
Those lenders (collectively, the “2007 Facility Lenders”) under that certain Credit Agreement, dated as of July 20, 2007 (as amended to date, the “2007 Credit Agreement”), by and among Genco as borrower, the banks and other financial institutions named therein as lenders, Wilmington Trust, N.A., as successor administrative and successor collateral agent (the

1 For the avoidance of doubt, approval of the Definitive Documents shall be subject to the terms of section 1(b) of the Restructuring Support Agreement.

“2007 Facility Agent”), and the other mandated lead arranger and bookrunner parties thereto, by which the lenders made available to Genco a senior secured credit facility in the amount of $1,377,000,000 (as amended, the “2007 Facility”).  As of the date hereof, $1,055,911,525.00 of the principal amount remains outstanding under the 2007 Facility, plus the 1.25% facility fee payable pursuant to the Amendment and Supplement No. 6 to the 2007 Credit Agreement and accrued and unpaid interest.

$253 Million Facility Lenders
Those lenders (collectively, the “$253 Million Facility Lenders”) under that certain Loan Agreement, dated as of August 20, 2010 (as amended to date, the “$253 Million Loan Agreement”), for a loan not exceeding $253 million, among Genco as borrower, the banks and financial institutions named therein as lenders, BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG Filiale Deutschlandgeschaft, and Skandinaviska Enskilda Banken AB (publ) as mandated lead arrangers, BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG, and Skandinaviska Enskilda Banken AB (publ) as swap providers, and Deutsche Bank Luxembourg S.A. as agent for the lenders (the “$253 Million Facility Agent”) and Deutsche Bank AG Filiale Deutschlandgeschaft as security agent (the “$253 Million Facility Security Agent”) (as amended, the “$253 Million Facility”).  As of the date hereof, $175,718,000.00 of the principal amount remains outstanding under the $253 Million Facility.

$100 Million Facility Lenders
Those lenders (collectively, the “$100 Million Facility Lenders”) under that certain Loan Agreement, dated as of August 12, 2010 (as amended to date, the “$100 Million Loan Agreement”), for a loan facility of up to $100 million by and among Genco as borrower, Genco Ocean Limited and the other companies named therein as guarantors, the banks and financial institutions named therein as lenders, and Credit Agricole Corporate and Investment Bank as agent and security trustee (the “$100 Million Facility Agent” and, together with the 2007 Facility Agent, the $253 Million Facility Agent and the $253 Million Facility Security Agent, the “Prepetition Agents”) (as amended, the “$100 Million Facility”). As of the date hereof, $73,561,132.60 of the principal amount remains outstanding under the $100 Million Facility.

Interest Rate Swap Counterparty
DNB Bank ASA (f/k/a DnB Nor Bank ASA), as counterparty under that certain ISDA Master Agreement (the “Interest Rate Swap Counterparty”) as well as an interest rate swap on September 7, 2005 (the “Swap”), which provides a hedge against the three month LIBOR interest rate risk at a swap rate of 4.485% on a notional amount of $106.233 million, with an expiration date of July 29, 2015.  The Swap is an Interest Rate Protection Agreement (as such term is defined in the 2007 Credit Agreement), which may give rise to claims secured by the collateral securing the 2007 Facility under, and in accordance with the priority scheme set forth in, the 2007 Facility security documents.

Convertible Noteholders
Those holders (collectively, the “Convertible Noteholders”) of the 5.00% Convertible Senior Notes due August 15, 2015 issued pursuant to that certain Indenture, dated as of July 27, 2010, between Genco as issuer and

2

The Bank of New York Mellon (the “Indenture Trustee”) as trustee (the “Convertible Notes” and the claims thereunder, the “Convertible Note Claims”).  As of the date hereof, $125 million of the principal amount remains outstanding under the Convertible Notes.

The Restructuring
Overview
The Plan will provide for, among other things:

•        a $100.00 million rights offering (the “Rights Offering”) for 8.7% of the pro forma equity in Reorganized Genco (the “New Genco Equity”), subject to dilution by the New Genco Warrants (defined below) and the MIP Warrants (defined below).  Eligible 2007 Facility Lenders will have the right to participate in up to 80% of the Rights Offering, which portion will be backstopped by the Supporting 2007 Facility Lenders, and eligible Convertible Noteholders will have the right to participate in up to 20% of the Rights Offering, which portion will be backstopped by the Supporting Noteholders;

•        conversion of the full 2007 Facility into 81.1% of the New Genco Equity (after allocation of MIP Primary Equity), subject to dilution by the New Genco Warrants and the MIP Warrants (the “2007 Equity Conversion”);

•      refinancing the $253 Million Facility and $100 Million Facility with new senior secured credit facilities or amending the facilities to provide for extended maturity dates through August 2019 and certain other modifications as described more fully below;

•         payment of the Swap Claim (as defined below) in full through mutually acceptable treatment or other treatment consistent with the Bankruptcy Code;

•         the unimpairment of all GUC Claims under section 1124 of the Bankruptcy Code, as described more fully below;

•       the conversion of the Convertible Note Claims into 8.4% of the New Genco Equity (after allocation of MIP Primary Equity), subject to dilution by the New Genco Warrants and the MIP Warrants (the “Note Equity Conversion” and together with the 2007 Equity Conversion, the “Equity Conversion”); and

•       the cancellation of all Equity Interests, with such Equity Interests receiving 7-year warrants for 6.0% of the New Genco Equity struck at $1,295 million equity valuation (the “New Genco Warrants”).

Rights Offering
•       The Supporting 2007 Facility Lenders and the Supporting Noteholders shall execute an equity commitment agreement (the “Equity Commitment Agreement”) mutually acceptable to each of the Company, the Required Supporting 2007 Facility Lenders, and the Required Supporting Noteholders providing for a backstop of the Rights Offering for 60 days.

•        Under the Equity Commitment Agreement, the Supporting 2007

3

        Facility Lenders shall backstop 80% of the Rights Offering and the Supporting Noteholders shall backstop 20% of the Rights Offering.

•        The Equity Commitment Agreement shall provide for reimbursement of the reasonable fees and expenses incurred by the Supporting 2007 Facility Lenders and the Supporting Noteholders, but shall not require a commitment fee.

•        The Equity Commitment Agreement shall be executed by no later than the Solicitation Commencement Date.

Exit Financing
•       The prepetition $253 Million Facility will either be replaced with a new third-party facility, or rolled into an amended credit facility on the same terms as the prepetition $253 Million Facility, other than the modifications set forth on Annex A attached hereto (the “New $253 Million Facility”), and

•       The prepetition $100 Million Facility will either be replaced with a new third-party facility, or rolled into an amended credit facility on the same terms as the prepetition $100 Million Facility, other than the  modifications set forth on Annex B attached hereto (the “New $100 Million Facility”).

•        For the avoidance of doubt, the proceeds of any new third-party facility entered into by the Company on the Effective Date must be used to pay down the $253 Million Facility and the $100 Million Facility in cash.

Treatment of Claims/Equity Interests
The Plan will provide that each holder of an allowed claim will receive the following on or as soon as practicable after the effective date of the Plan (the “Plan Effective Date”), unless different treatment is agreed to by the holder of such allowed claim and the Company in consultation with the Supporting Creditors:

•       Administrative, Priority, and Priority Tax Claims: Allowed administrative, priority, and tax claims will be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

•       2007 Facility Claims: On the Plan Effective Date, the holders of 2007 Facility Claims shall have an allowed claim in the amount of $1,055,911,525.00 plus accrued interest and fees (including the 1.25% facility fee payable under Amendment and Supplement No. 6 to the 2007 Credit Agreement).  Holders of allowed claims under the 2007 Facility (the “2007 Facility Claims”) will receive their pro rata share of (i) the 2007 Equity Conversion, and (ii) the right to participate in up to 80% of the Rights Offering (for eligible holders) at a $1,128.5 million valuation.

•         $253 Million Facility Claims: At the Company’s option, holders of allowed claims under the $253 Million Facility (the “$253 Million Facility Claims”) will be either (i) paid in full, in cash or (ii) receive their pro rata share of the New $253 Million Facility.

•         $100 Million Facility Claims:  At the Company’s option, holders of

4

        allowed claims under the $100 Million Facility (the “$100 Million Facility Claims”) will be either (i) paid in full, in cash or (ii) receive their pro rata share of the New $100 Million Facility.

•       Swap Claim:  On account of the allowed claim arising under the Swap (the “Swap Claim”), the Interest Rate Swap Counterparty shall receive payment in full pursuant to treatment acceptable to the Company, the Required Supporting 2007 Facility Lenders, and the Interest Rate Swap Counterparty, or such other treatment as is consistent with the Bankruptcy Code.

•      GUC Claims: Allowed general unsecured claims against the Debtors (other than the Convertible Note Claims) (collectively, the “GUC Claims”) will either be reinstated or otherwise rendered unimpaired under the Plan.

•       Convertible Note Claims:  On the Plan Effective Date, the holders of Convertible Note Claims shall have an allowed claim in the amount of $125,000,000, plus accrued interest. Holders of Convertible Notes Claims will receive their pro rata share of (i) the Note Equity Conversion, and (ii) the right to participate in up to 20% of the Rights Offering (for eligible holders) at a $1,128.5 million valuation.

•        Intercompany Claims: At the Debtors’ option, with the reasonable consent of the Required Supporting 2007 Facility Lenders, all intercompany claims and interests shall be either reinstated or receive no distribution on account of such claims and interests on the Effective Date.

•        Existing Equity: All existing equity interests (including common stock, preferred stock and any options, warrants or rights to acquire any equity interests) shall be cancelled on the Effective Date.  Holders of equity interests will receive the New Genco Warrants under the Plan.

Other Plan Terms
Conditions to Confirmation
Conditions precedent to Confirmation and/or the occurrence of the Effective Date, each of which may be waived in writing by the Company and the Required Supporting 2007 Facility Lenders, and subject to the consent rights of the Supporting Creditors as provided for in the Restructuring Support Agreement, shall include, without limitation, the following:

a)       Each of the Plan, Disclosure Statement, plan supplement (including, with respect to any amendments, modifications, supplements and exhibits thereto related to the foregoing) and other Definitive Documents (as applicable) shall be approved consistent with the terms of section 1(b) of the Restructuring Support Agreement;

b)      The Confirmation Order shall have been entered and not stayed, and shall be approved consistent with the terms of section 1(b) of the Restructuring Support Agreement;

c)       All actions, documents, certificates, and agreements necessary to

5

implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable government units in accordance with applicable law;

d)      The Restructuring Support Agreement shall have been assumed; and

e)      All governmental or other approvals required to effectuate the terms of this Plan shall have been obtained.

Releases and Exculpation
The Plan and Confirmation Order shall provide customary release and exculpation provisions for the benefit of the Debtors, the Supporting 2007 Facility Lenders, the Supporting $253 Million Facility Lenders, the Supporting $100 Million Facility Lenders, the Prepetition Agents, the Supporting Noteholders, the Indenture Trustee, and their respective agents, affiliates, principals, officers, directors, attorneys, financial advisors or other professionals or representatives, each in their capacity as such.

Cancellation of Notes, Instruments, Certificates and Other Documents
On the Plan Effective Date, except to the extent otherwise provided under the Plan, all notes, instruments, certificates, and other documents evidencing claims against or interests in the Debtors shall be cancelled and the obligations of the Debtors related thereto shall be discharged.

Issuance of New Securities; Execution of Plan Documents; Registration Rights
On the Plan Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.  It is the intent of the parties that any “securities” as defined in section 2(a)(1) of the Securities Act of 1933 issued under the Plan, except with respect to any entity that is an underwriter, shall be exempt from registration under U.S. state and federal securities laws pursuant to section 1145 of the Bankruptcy Code and the Reorganized Debtors will use their commercially reasonable efforts to utilize section 1145 of the Bankruptcy Code, or to the extent that such exemption is unavailable, shall use their commercially reasonable efforts to utilize any other available exemptions from registration, as applicable.

On the Plan Effective Date, the Company and any recipient of shares who (together with its affiliates and related funds) receives 10% or more of the New Genco Equity issued under the Plan or who otherwise reasonably believes that it may be an “affiliate” of Reorganized Genco (such stockholders executing the agreement, the “Registration Rights Parties”) will enter into a registration rights agreement. The registration rights agreement shall provide Registration Rights Parties who receive 10% or more of New Genco Equity issued under the Plan with demand and piggyback registration rights. All other shareholders party thereto shall have piggyback registration rights only.  The registration rights agreement will also provide that on or before the date that is 90 days after the Plan Effective Date, the Company shall file, and shall thereafter use its reasonable best efforts to cause to be declared effective as promptly as practicable, a Registration Statement on Form S-1 for the registration and sale of the New Genco Equity received by the Registration Rights Parties under the Plan pursuant to the public secondary offering (which offering shall be, if requested by one or more selling Registration Rights Parties

6

holding at least 15% of the outstanding shares held by all Registration Rights Parties, an underwritten public offering); provided that the Company shall not be required to file such Registration Statement unless at least the Registration Rights Parties, in the aggregate, choose to include at least 15% of the outstanding shares held by all Registration Rights Parties in such Registration Statement.  The registration rights agreement shall contain customary terms and conditions, including, but not limited to, the ability by one or more selling Registration Rights Parties holding a majority of the outstanding shares held by all Registration Rights Parties to waive or postpone the filing of the Registration Statement upon the Company’s request and provisions with respect to blackout periods.

Executory Contracts/Unexpired Leases	The Plan will provide that the executory contracts and unexpired leases that are not assumed or rejected as of the Plan Effective Date pursuant to the Plan or a separate motion will be deemed assumed.
Management Incentive Plan
The Plan will provide for the establishment of a management equity incentive plan (the “MIP”) pursuant to which the directors, officers, and other management of Reorganized Genco will receive the following: (i) 1.8% of the shares of the New Genco Equity (the “MIP Primary Equity”), subject to dilution by the MIP Warrants (as defined below) and the New Genco Warrants, and (ii) the following three tiers of warrants (the “MIP Warrants”): (a) 6-year warrants struck at a $1,618 million equity valuation exercisable for a number of shares equal to 3.5% of the New Genco Equity outstanding (calculated on a fully-diluted basis) as of the Plan Effective Date, (b) 6-year warrants struck at a $1,810 million equity valuation, exercisable for a number of shares equal to 3.5% of the New Genco Equity outstanding (calculated on a fully-diluted basis) as of the Plan Effective Date, and (c) 6-year warrants struck at a $2,195 million equity valuation, exercisable for a number of shares equal to 5.0% of the New Genco Equity outstanding (calculated on a fully-diluted basis) as of the Plan Effective Date.  The New Genco Equity issued under the MIP and the MIP Warrants will vest over three years in equal proportions.  The holder of any MIP Primary Equity will be entitled to receive all dividends paid with respect to such shares as if such MIP Primary Equity had vested on the grant date (subject to forfeiture by the holder in the event that such grant is terminated prior to vesting unless the administrator of the MIP determines otherwise). The MIP Warrants will be exercisable on a cashless basis and will contain customary anti-dilution provisions (including, but not limited to, dilution as a result of stock-splits, stock dividends, stock buybacks and cash dividends), but will be subject to dilution by future equity issuances including the exercise of subsequent tranches of warrants.

Corporate Governance
The terms and conditions of the new corporate governance documents of the Reorganized Debtors (including the bylaws, certificates of incorporation, among other governance documents) shall be approved in accordance with section 1(b) of the Restructuring Support Agreement.  For the avoidance of doubt, the new corporate governance documents shall provide for a requirement that affiliate transactions be approved by a majority of the non-affiliated directors or shares (as the case may be).  The Plan will provide that upon the Plan Effective Date, the organizational documents of Reorganized Genco shall not provide for transfer restrictions

7

or limitations, provided, however that such corporate governance documents may include (a) customary restrictions intended to ensure that transfers will not violate applicable securities laws (but shall not require a legal opinion from the transferor or transferee unless Reorganized Genco reasonably believes that it may involve a transfer to or from an affiliate) and (b) any transfer restrictions deemed reasonably necessary to preserve, to the maximum extent possible, the value of any net operating losses, credits and other tax attributes, and Reorganized Genco’s qualification for exemption under Section 883 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

The Plan will provide that (a) in the event that Reorganized Genco ceases to be a reporting Company at any time following the Plan Effective Date, then until the date that is 12 months after such event, Reorganized Genco will use commercially reasonable efforts to make the following information available to common stockholders who beneficially own at least 1.0% of the total outstanding shares of Reorganized Genco’s common stock (and who provide evidence of such ownership that is reasonably satisfactory to Reorganized Genco), in each case solely to the extent that such information is otherwise available, by posting such information to a secure website or data site to which such stockholders (and potential transferees of such stockholders who affirmatively agree to the terms of a “click through” confidentiality agreement posted by Reorganized Genco on such website or data site) are given access: (i) within 120 days after the end of Reorganized Genco’s fiscal year, audited consolidated annual financial statements, and (ii) within 45 days after the end of each of the first three calendar quarters of Reorganized Genco’s fiscal year, unaudited quarterly financial statements and (b) until the date that is 12 months after the Plan Effective Date, such provision cannot be amended or modified in any respect without the prior consent of holders of a majority of the outstanding shares of Reorganized Genco’s common stock that are held by non-affiliates of Reorganized Genco.

Board of Directors
The initial directors of the New Board shall consist of Peter C. Georgiopoulos and 6 other directors to be disclosed in the plan supplement, including (a) 2 directors selected by Centerbridge Partners, L.P., on behalf of one or more of its affiliated investment funds (“Centerbridge”); provided, that if at any time prior to the Plan Effective Date Centerbridge’s aggregate holdings (together with its affiliated funds and managed accounts) would not entitle it to a pro forma allocation of (i) at least 20% but more than 10% of the New Genco Equity, then Centerbridge shall only be entitled to select 1 initial director and the 4 directors referenced in subparagraph (b) shall be increased to 5 and (ii) at least 10% of the New Genco Equity, then  Centerbridge shall not be entitled to select any directors and the 4 directors referenced in subparagraph (b) shall be increased to 6 and (b) 4 directors selected by a committee consisting of the following entities that own, manage, direct, or have investment authority with respect to indebtedness under the 2007 Credit Facility: (a) Apollo Management Holdings LP; (b) Centerbridge; (c) Midtown Acquisitions L.P.; (d) Panning Capital Management, LP; and (e) Solus Alternative Asset Management LP (collectively, the “Board Selection Committee”), in consultation with the Company and the

8

Supporting Noteholders, by majority vote, with each member of the Board Selection Committee having one vote with respect to each initial board seat; provided, that in the event that at any time prior to the Plan Effective Date, any member of the Board Selection Committee’s aggregate holdings (together with its affiliated funds and managed accounts) under the 2007 Facility and the Convertible Notes would not entitle such member (together with its affiliated funds and managed accounts) to a pro forma allocation of at least 6.25% of the New Genco Equity, such member shall thereupon automatically cease to be a member of the Board Selection Committee.

Management Agreements
The Plan will provide that, on the Plan Effective Date, members of the Debtors’ current management team will either (i) continue to be employed under the terms of any existing employment agreements (as assumed) or enter into a new employment agreement on terms no less favorable to such individual than the current employment agreement, or (ii) in the event of a new employment agreement for any member of the management team who is not presently subject to a management agreement, then any such new employment agreement shall be mutually acceptable to the Required Supporting 2007 Facility Lenders and the Debtors, in consultation with the Supporting Noteholders.

Initial Officers
All initial officers of Reorganized Genco shall be disclosed in the plan supplement, shall be mutually acceptable to the Debtors and the Required Supporting 2007 Facility Lenders, and shall include John C. Wobensmith.

Indemnity
The treatment of all of the Company’s indemnification provisions currently in place (whether in the bylaws, certificates of incorporation or employment contracts) for the current directors, officers, employees, managing agents, and attorneys, and such current directors and officers respective affiliates will be assumed by the Company.

SEC Registration and Stock Listing
As of the Plan Effective Date, Reorganized Genco will be a reporting company under the Securities Exchange Act and the parties intend that Reorganized Genco will remain a reporting company under the Securities Exchange Act.  In the event that, during the one-year period immediately following the Plan Effective Date, Reorganized Genco meets the applicable listing standards, then Reorganized Genco will use commercially reasonable efforts to cause the New Genco Equity to be listed on the New York Stock Exchange or the NASDAQ Stock Market within a reasonable time after the Plan Effective Date.

Tax Issues
The Company, in a manner satisfactory to the Required Supporting 2007 Facility Lenders and after consultation with the Supporting Noteholders, will seek to effectuate the terms and conditions outlined herein in a tax efficient manner.

9

GENCO SHIPPING AND TRADING LIMITED
NEW $253 MILLION FACILITY
ANNEX A TO RESTRUCTURING TERM SHEET1

Final Maturity Date	August 31, 2019[2]
Repayment Installments
Quarterly repayment installments in accordance with the terms of the $253 Million Facility, except any repayment(s) missed during the Chapter 11 Cases shall be paid on the effective date of the Plan, which shall be the same date as the effective date of the New $253 Million Facility (as used in this Term Sheet, the “Effective Date”).

Financial Covenants (clauses 12.2.1-12.2.5)
(a) The Consolidated Interest Coverage Ratio (clause 12.2.2), Maximum Leverage Ratio (clause 12.2.3) and the Minimum Consolidated Net Worth (clause 12.2.4) shall:

(i) be waived during the period between the Effective Date and March 31, 2015 (the “Financial Covenant Holiday”); and

(ii) after the Financial Covenant Holiday, be effective as follows (for the avoidance of doubt, the first test will occur on June 30, 2015):

(A)     Consolidated Interest Coverage Ratio to continue at a minimum of 2.00:1.00;[3]

(B)    Maximum Leverage Ratio to continue at a maximum of 5.5x;[4] and

(C)    Minimum Consolidated Net Worth covenant to apply as per clause 12.2.4, except the definition of Minimum Consolidated Net Worth shall be amended as follows: “Minimum Consolidated Net Worth shall mean not less than 75% of the Post-Reorganization Equity Value plus 50% of the Net Proceeds received as a result of any new equity issues by the Borrower after the Effective Date.”

(b) With respect to interest-bearing Consolidated Indebtedness (clause 12.2.5), during the Financial Covenant Holiday, interest-bearing Consolidated Indebtedness to be amended so that it cannot exceed 70% of the aggregate amount of interest-bearing Consolidated Indebtedness plus Consolidated Net Worth.  Such covenant shall not apply after the Financial Covenant Holiday.

(c) For the avoidance of doubt, the Minimum Liquidity

______________________________

1	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet or the $253 Million Facility, as applicable.
2	Subject to most favored lender provision as set forth below.
3	Calculation to be determined and be mutually acceptable.
4	Calculation to be determined and be mutually acceptable.

requirement (clause 12.2.1) to remain in effect at all times from and after the Effective Date.

(d) New fleet-wide minimum liquidity covenant:   New requirement for free cash of at least $750K per vessel for all vessels owned by the Company to be added (with the $750K for each of the 13 vessels pledged as security under the New $253 Million Facility counting toward this calculation).

(e) For the avoidance of doubt, the definitions, calculations and methodology in the $253 Million Facility to apply with respect to the financial covenants described above unless otherwise provided herein, except for changes which are mutually acceptable.

Financial Indebtedness
Clause 12.3.10(b):  Restriction on Financial Indebtedness in connection with the acquisition of a vessel to continue to apply during the Financial Covenant Holiday.  Such restriction not to apply thereafter.

Vessels Required to be Under Fixed Rate Time Charters	Delete clause 12.5.18 requiring at least 4 vessels to be under fixed rate time charters.
Dividends
No dividends by Genco shall be payable during the Financial Covenant Holiday, and thereafter dividends by Genco shall only be payable if the Company is in compliance with the financial covenants and no breach of the financial covenants will result from such dividend payment.

Clause 12.3.13(b) shall be modified to reflect that dividends are only permitted if no Default or Event of Default has occurred and is continuing at the time of declaration or payment (clause 12.3.13(b)), with such modifications being acceptable to the Supporting $253 Million Facility Lenders.

All limitations based on the Permitted Dividend Amount to be deleted.

Delete clause 12.3.13(a)(iv) regarding Capped Call Arrangements.

Interest Rate	LIBOR + 350 bps
Upfront Fee
The lenders under the New $253 Million Facility will receive on the Effective Date an upfront fee of 100 bps and Deutsche Bank Luxembourg S.A., as agent, and Deutsche Bank AG Filiale Deutschlandgeschäft, as security agent (together, and in such capacities, the “DB Term Loan Agents”) will receive a structuring fee on the Effective Date as detailed in a separate fee letter, each based on the principal amount of the Loans outstanding immediately prior to effectiveness of the New $253 Million Facility.

2

Most Favored Lender Provision (clause 12.2.6)
Modify to reflect most favored lender provision applicable to financial covenants and interest margin to be set forth in the New $100 Million Facility or any Additional Facility entered into by the Company.  Additional modifications to reflect that this provision is applicable to the maturity dates set forth in the New $100 Million Facility or any new third-party facility entered into by Genco as of the Effective Date.  As of the Effective Date, no credit agreement or other debt instrument shall mature prior to the New $253 Million Facility.  Delete references to Waiver Period in clause 12.2.6 and any related definitions, including Additional Facility.

Loans or Advances (clause 12.3.12.(b))	Delete clause 12.3.12(b)(iii) regarding loans or advances in connection with any joint venture and/or dry bulk shipping operation.
Second Liens	Release second liens on any collateral securing the New $253 Million Facility.
Other Modifications
Additional modifications to the $253 Million Facility which are necessary, and which shall be in form and substance reasonably acceptable to the Supporting $253 Million Facility Lenders and the Borrower, solely to reflect the occurrence of the Chapter 11 Cases and the terms described herein.

3

GENCO SHIPPING AND TRADING LIMITED
NEW $100 MILLION FACILITY
ANNEX B TO RESTRUCTURING TERM SHEET1

Final Maturity Date	August 31, 2019[2]
Repayment Installments
Quarterly repayment installments in accordance with the terms of the $100 Million Facility, except any repayment(s) missed during the Chapter 11 Cases shall be paid on the effective date of the Plan, which shall be the same date as the effective date of the New $100 Million Facility (as used in this Term Sheet, the “Effective Date”).

Financial Covenants (clauses 12.2(d)-(f); 10.2(c))

(a) The Minimum Consolidated Interest Coverage Ratio (clause 12.2(e)), Maximum Leverage Ratio (clause 12.2(d)) and the Minimum Consolidated Net Worth (clause 12.2(f)) shall:

(i) be waived during the period between the Effective Date and March 31, 2015 (the “Financial Covenant Holiday”); and

(ii) after the Financial Covenant Holiday, be effective as follows (for the avoidance of doubt, the first test will occur on June 30, 2015):

(A) Minimum Consolidated Interest Coverage Ratio to continue at a minimum of 2.00:1.00;[3]

(B) Maximum Leverage Ratio to continue at a maximum of 5.5x4; and

(C) Minimum Consolidated Net Worth covenant to apply as per clause 12.2(f), except the definition of Minimum Consolidated Net Worth shall be amended as follows: “Minimum Consolidated Net Worth shall mean not less than 75% of the Post-Reorganization Equity Value plus 50% of the Net Proceeds received as a result of any new equity issues by the Borrower  after the Effective Date.”

(b) With respect to interest-bearing Consolidated Indebtedness (clause 4(b) of First Amendment to $100 Million Facility), during the Financial Covenant Holiday, interest-bearing Consolidated Indebtedness to be amended so that it cannot exceed 70% of the aggregate amount of interest-bearing Consolidated Indebtedness

___________________________________
1	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet or the $100 Million Facility, as appropriate.
2	Subject to, as of the Effective Date, any new third-party facility not maturing prior to the New $100 Million Facility and the New $253 Million Facility (if any).
3	Calculation to be determined and mutually acceptable.
4	Calculation to be determined and mutually acceptable.

plus Consolidated Net Worth.  Such covenant shall not apply after the Financial Covenant Holiday.

(c) For the avoidance of doubt, the Minimum Liquidity requirement (clause 10.2(c)) to remain in effect at all times from and after the Effective Date.

(d) New fleet-wide minimum liquidity covenant:   New requirement for free cash of at least $750K per vessel for all vessels owned by the Company to be added (with the $750K for each of the 5 vessels pledged as security under the New $100 Million Facility counting toward this calculation).

(e) For the avoidance of doubt, the definitions, calculations and methodology in the $100 Million Facility to apply with respect to the financial covenants described above unless otherwise provided herein, except for changes which are mutually acceptable.

Financial Indebtedness
Clause 12.2(l):  Restriction on Financial Indebtedness in connection with the acquisition of a vessel to continue to apply during the Financial Covenant Holiday.  Such restriction not to apply thereafter.

Dividends
No dividends by Genco shall be payable during the Financial Covenant Holiday.  Thereafter, revert to existing dividend formulation in $100 Million Facility, except that all limitations based on the Permitted Dividend Amount shall be eliminated.  For the avoidance of doubt, after the Financial Covenant Holiday dividends by Genco shall only be payable if the Company is in compliance with the financial covenants and no breach of the financial covenants will result from such dividend payment.

Delete clause 12.2(g)(v) regarding Capped Call Arrangements.

Interest Rate	LIBOR + 350 bps
Upfront Fee
The lenders under the New $100 Million Facility will receive on the Effective Date an upfront fee of 100 bps and Credit Agricole Corporate and Investment Bank, as agent and security trustee, will receive a structuring fee on the Effective Date as detailed in a separate fee letter, each based on the principal amount of the Loans outstanding immediately prior to effectiveness of the New $100 Million Facility.

Most Favored Lender Provision
Add most favored lender provision applicable to financial covenants and interest margin, to be set forth in the New $253 Million Facility or any other Additional Facility entered into by the Company.  Delete references to “Ratio Suspension Period” or “Amended Facility” in the definition of Additional Facility.  For the avoidance of doubt, as of the Effective Date, no credit agreement or other debt instrument shall mature prior to the New

2

$100 Million Facility.
Second Liens	Release of second liens on any collateral securing the New $100 Million Facility.
Other Modifications
Additional modifications to the $100 Million Facility which are  necessary, and which shall be in form and substance reasonably acceptable to the Supporting $100 Million Facility Lenders and to the Borrower , solely to reflect the occurrence of the Chapter 11 Cases and the terms described herein.

3

Exhibit B

Form of Cash Collateral Order

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
--------------------------------------------------------------------	X
:
In re:	:	Chapter 11
:
GENCO SHIPPING & TRADING LIMITED, et al.,	:	Case No.
:
Debtors.	:	[Joint Administration Pending]
:
--------------------------------------------------------------------	X

INTERIM ORDER (I) AUTHORIZING USE OF CASH COLLATERAL
PURSUANT TO 11 U.S.C. § 363, (II) GRANTING ADEQUATE
PROTECTION TO SECURED PARTIES PURSUANT TO 11 U.S.C. §§ 361,
362, AND 363, (III) SCHEDULING FINAL HEARING PURSUANT TO
BANKRUPTCY RULE 4001(b) AND (IV) GRANTING RELATED RELIEF

Upon the motion of Genco Shipping & Trading Limited and its affiliated debtors, as debtors-in-possession (collectively, the “Debtors”1) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”), dated [______], 2014 (the “Motion”),2 for an interim order (this “Interim Order”) and a final order (a “Final Order,” and together with this Interim Order, the

1	The Debtors and, if applicable, the last four digits of their taxpayer identification numbers are as follows: Genco Shipping & Trading Limited (9758), Genco Investment LLC, Genco Management (USA) LLC (3865), Genco RE Investments LLC, Genco Ship Management LLC (7604), Genco Acheron Limited (9293), Genco Aquitaine Limited (8217), Genco Ardennes Limited (8215), Genco Augustus Limited (3622), Genco Auvergne Limited (8233), Genco Avra Limited (5557), Genco Bay Limited (5558), Genco Beauty Limited (9761), Genco Bourgogne Limited (8236), Genco Brittany Limited (8237), Genco Carrier Limited (9763), Genco Cavalier LLC (9764), Genco Challenger Limited (6074), Genco Champion Limited (6073), Genco Charger Limited (6072), Genco Claudius Limited (3620), Genco Commodus Limited (3619), Genco Constantine Limited (3617), Genco Explorer Limited (9764), Genco Hadrian Limited (3608), Genco Hunter Limited (6158), Genco Knight Limited (9773), Genco Languedoc Limited (8238), Genco Leader Limited (9774), Genco Loire Limited (8239), Genco London Limited (3610), Genco Lorraine Limited (8242), Genco Mare Limited (5641), Genco Marine Limited (9775), Genco Maximus Limited (3613), Genco Muse Limited (5276), Genco Normandy Limited (8243), Genco Ocean Limited (5645), Genco Picardy Limited (8244), Genco Pioneer Limited (9767), Genco Predator Limited (6075), Genco Progress Limited (9776), Genco Prosperity Limited (9777), Genco Provence Limited (8246), Genco Pyrenees Limited (8599), Genco Raptor LLC (9767), Genco Reliance Limited (9768), Genco Rhone Limited (8248), Genco Spirit Limited (5650), Genco Success Limited (9769), Genco Sugar Limited (9778), Genco Surprise Limited (9385), Genco Thunder LLC (9769), Genco Tiberius Limited (3614), Genco Titus Limited (3615), Genco Vigour Limited (9770), Genco Warrior Limited (6076), and Genco Wisdom Limited (9771). The Debtors’ business address is 299 Park Avenue, New York, NY 10171. Neither Baltic Trading Limited nor its subsidiaries are Debtors.

2	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Motion.

“Cash Collateral Orders”) under sections 105, 361, 362, 363, 506(c), 507(b), and 552 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), Rules 2002, 4001, 6003, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (as amended, the “Bankruptcy Rules”), and Rule 4001-2 of the Local Rules of the United States Bankruptcy Court for the Southern District of New York (the “Local Rules”), and having sought, among other things, the following relief:

(a)            authorization of the Debtors’ use of property constituting Cash Collateral (as defined below), subject to and pursuant to the terms and conditions set forth in this Interim Order;

(b)            the granting of adequate protection on account of the Debtors’ use of Cash Collateral and any diminution in value of the Prepetition Secured Parties’ (as defined below) respective interests in the Prepetition Collateral (as defined below), subject to and pursuant to the terms and conditions set forth in this Interim Order, to:

i.            the 2007 Facility Secured Parties (as defined below) under that certain Credit Agreement, dated as of July 20, 2007 (as amended, restated, supplemented, or otherwise modified, the “2007 Credit Agreement,” and collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, working fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, including the “Credit Documents” as such term is defined in the 2007 Credit Agreement, the “2007 Facility Documents”) by and among Genco Shipping & Trading Limited (“GS&T”), as borrower, the various guarantor parties thereto, as guarantors (the “2007 Facility Guarantors,” and collectively with GS&T, the “2007 Facility Obligors”), the mandated lead arranger and bookrunner parties thereto, the banks and financial institutions party thereto, as lenders (the “2007 Facility Lenders”), and Wilmington Trust, National Association, as successor administrative agent and successor collateral agent (in such capacities, the “2007 Facility Agent,” and collectively with the 2007 Facility Lenders and any other “Secured Creditors” (as defined in the 2007 Credit Agreement), the “2007 Facility Secured Parties”);

ii.            the DB Term Loan Secured Parties (as defined below) under that certain $253,000,000 Secured Loan Agreement, dated August 20, 2010 (as amended, restated, supplemented, or otherwise modified, the “DB Term Loan Agreement,” and collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, working fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, the “DB Term Loan Documents”) by and among GS&T, as borrower, the mandated lead arranger and bookrunner parties thereto, the banks and financial institutions party thereto, as lenders and swap providers (respectively, the “DB Term Loan Lenders” and the “DB Term Loan Swap Providers”) and Deutsche Bank Luxembourg S.A., as agent and Deutsche Bank AG Filiale Deutschlandgeschäft, as security agent (together, and in such capacities, the “DB Term Loan Agents,” and collectively with the DB Term Loan Lenders and the DB Term Loan Swap Providers, the “DB Term Loan Secured Parties”) and the guarantees by certain parties named therein as guarantors (the “DB Term Loan Guarantors,” and collectively with GS&T, the “DB Term Loan Obligors”); and

iii.            the CA Term Loan Secured Parties (as defined below) under that certain Loan Agreement, dated as of August 12, 2010 (as amended, restated, supplemented, or otherwise modified, the “CA Term Loan Agreement,” and collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, working fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, the “CA Term Loan Documents”) by and among GS&T, as borrower, the various subsidiary guarantor parties thereto, as guarantors (the “CA Term Loan Guarantors,” and collectively with GS&T, the “CA Term Loan Obligors”), the banks and financial institutions party thereto, as lenders (respectively, the “CA Term Loan Lenders”) and Credit Agricole Corporate and Investment Bank, as agent and security trustee (in such capacities, the “CA Term Loan Agent,” and collectively with the CA Term Loan Lenders, the “CA Term Loan Secured Parties”) (the 2007 Facility Secured Parties, the DB Term Loan Secured Parties, and the CA Term Loan Secured Parties, collectively, the “Prepetition Secured Parties”) (the CA Term Loan Agent, the DB Term Loan Agent, and the 2007 Facility Agent, the “Prepetition Agents”);

(c)            approving certain stipulations by the Debtors as set forth in this Interim Order with respect to the 2007 Facility Documents, the DB Term Loan Documents and the CA Term Loan Documents (each as defined below), and the liens and security interests arising therefrom;

(d)            subject to entry of the Final Order and to the extent set forth herein and therein, waiving any right to surcharge the Prepetition Collateral pursuant to section 506(c) of the Bankruptcy Code or other applicable law;

(e)            modifying the automatic stay imposed under section 362 of the Bankruptcy Code to the extent necessary to permit the Debtors and the Secured Parties to implement the terms of the Cash Collateral Orders;

(f)            scheduling a final hearing (the “Final Hearing”) on the Motion no later than the forty-fifth day following entry of this Interim Order to consider entry of the Final Order granting the relief requested in the Motion on a final basis; and

(g)            waiving any applicable stay (including under Bankruptcy Rule 6004) and provision for immediate effectiveness of this Interim Order.

Upon due and sufficient notice of the Motion and the interim hearing on the Motion (the “Interim Hearing”) having been provided by the Debtors; and the Interim Hearing having been held on [_____], 2014; and after considering all the pleadings filed with this Court; and the Court having jurisdiction to consider the Motion and the relief requested therein in accordance with 28 U.S.C. §§ 157 and 1334; and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and venue being proper in this District pursuant to 28 U.S.C. § 1408; and upon the record made by the Debtors at the Interim Hearing; and the Court having found and determined that the relief sought in the Motion is necessary to avoid immediate and irreparable harm to the Debtors pending the Final Hearing and is otherwise fair and reasonable and in the best interests of the Debtors, their estates and creditors, and is essential for the continued operation of the Debtors’ businesses; all objections, if any, to the entry of this

Interim Order having been withdrawn, resolved or overruled by the Court; and after due deliberation and consideration and good and sufficient cause appearing therefor,

THE COURT HEREBY MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:

A.            Petition Date.  On [_____], 2014 (the “Petition Date”), each of the Debtors filed a voluntary petition under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Court”).  On [__________], 2014, this Court entered an order approving the joint administration of the Chapter 11 Cases.  The Debtors are continuing in the management and operation of their business and properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.  No trustee or examiner or official committee of unsecured creditors (a “Creditors’ Committee,” and together with any other statutory committee, the “Committees” and each, a “Committee”) has been appointed in these Chapter 11 Cases.

B.            Jurisdiction and Venue.  This Court has jurisdiction over these proceedings pursuant to 28 U.S.C. §§ 157(b) and 1334.  This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2).  The Court may enter a final order consistent with Article III of the United States Constitution.  Venue for the Chapter 11 Cases is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.

C.            Debtors’ Stipulations.  The Debtors admit, acknowledge, agree and stipulate to the following (collectively, the “Debtors’ Stipulations”), subject to the provisions of paragraph 7 of this Interim Order:

1.    Description of Prepetition Secured Obligations.

(a)	2007 Credit Facility Obligations. Prior to the Petition Date, pursuant to the 2007 Credit Agreement and the other 2007 Facility Documents, the 2007

Facility Lenders made available to GS&T as borrower, a senior secured credit facility (the “2007 Facility”) in the principal amount of $1,377,000,000.  Each of the 2007 Facility Guarantors became party to a Guaranty (as defined in the 2007 Credit Agreement), pursuant to which it provided an unconditional joint and several guaranty of the 2007 Facility Obligations (as defined below) arising under the 2007 Facility Documents.  As of the Petition Date, the 2007 Facility Obligors were truly and justly indebted to the 2007 Facility Secured Parties pursuant to the 2007 Facility Documents, without defense, counterclaim, offset, claim or cause of action of any kind, in the aggregate principal amount of not less than (i) $1,055,911,525.00 outstanding under the 2007 Facility, plus (ii) accrued and unpaid interest with respect thereto, fees, costs and expenses (including any attorneys’, financial advisors’, and other professionals’ fees and expenses that are chargeable or reimbursable under 2007 Facility Documents), and all other “Obligations” (as defined in the 2007 Credit Agreement or any security document related thereto) under the 2007 Credit Facility Documents (collectively, the “2007 Facility Obligations”).1

(b)	DB Term Loan Obligations. Prior to the Petition Date, pursuant to the DB Term Loan Agreement and the other DB Term Loan Documents, the DB Term Loan Lenders made available to GS&T as borrower, a term loan (the “DB Term Loan”) in the principal amount of $253,000,000. Each of the DB
__________________________
[3]
The 2007 Facility Secured Parties include the counterparties to an Interest Rate Protection Agreement (as such term is defined in the 2007 Credit Agreement), which may give rise to claims secured by the 2007 Facility Prepetition Collateral under (and in accordance with the priority scheme set forth in) the 2007 Facility Documents.

Term Loan Guarantors provided an unconditional guarantee of the DB Term Loan Obligations (as defined below) arising under the DB Term Loan Documents.  As of the Petition Date, the DB Term Loan Obligors were truly and justly indebted to the DB Term Loan Secured Parties pursuant to the DB Term Loan Documents, without defense, counterclaim, offset, claim or cause of action of any kind, in the aggregate principal amount of not less than (i) $175,718,000.00 outstanding under the DB Term Loan plus (ii) accrued and unpaid interest with respect thereto, fees, costs and expenses (including any attorneys’, financial advisors’, and other professionals’ fees and expenses that are chargeable or reimbursable under the DB Term Loan Documents), and all other obligations under the DB Term Loan Documents (collectively, the “DB Term Loan Obligations”).

(c)	CA Term Loan Obligations. Prior to the Petition Date, pursuant to the CA Term Loan Agreement and the other CA Term Loan Documents, the CA Term Loan Lenders made available to GS&T as borrower, a term loan (the “CA Term Loan”) in the principal amount of $100,000,000. Each of the CA Term Loan Guarantors provided an unconditional joint and several guaranty of the CA Term Loan Obligations (as defined below) arising under the CA Term Loan Documents. As of the Petition Date, the CA Term Loan Obligors were truly and justly indebted to the CA Term Loan Secured Parties pursuant to the CA Term Loan Documents, without defense, counterclaim, offset, claim or cause of action of any kind, in the aggregate principal amount of not less than (i) $73,561,132.60 outstanding under the

CA Term Loan plus (ii) accrued and unpaid interest with respect thereto, fees, costs and expenses (including any attorneys’, financial advisors’, and other professionals’ fees and expenses that are chargeable or reimbursable under the CA Term Loan Documents), and all other obligations under the CA Term Loan Documents (collectively, the “CA Term Loan Obligations,” and collectively with the 2007 Facility Obligations and the DB Term Loan Obligations, the “Prepetition Secured Obligations”).

2.    Validity of Prepetition Secured Obligations and Prepetition Loan Documents.  The Prepetition Secured Obligations, constitute legal, valid and binding obligations of the 2007 Facility Obligors, the DB Term Loan Obligors and the CA Term Loan Obligors, as applicable (collectively, the “Obligors”).  No offsets, defenses, or counterclaims to, or claims or causes of action that could reduce the amount or ranking of, the Prepetition Secured Obligations exist.  No portion of the Prepetition Secured Obligations is subject to set-off, avoidance, disallowance, recharacterization, reduction, subordination (whether equitable, contractual, or otherwise), counterclaims, recoupment, cross-claims, defenses or any other challenges under or pursuant to the Bankruptcy Code or any other applicable domestic or foreign law or regulation by any person or entity.  The 2007 Facility Documents, the DB Term Loan Documents, and the CA Term Loan Documents (collectively, the “Prepetition Loan Documents”)  are valid and enforceable by each of the Prepetition Secured Parties, as applicable, for the benefit of the Prepetition Secured Parties against each of the applicable Obligors.  The Prepetition Secured Obligations constitute allowed claims against the applicable Obligors’ estates.  As of the Petition Date, no claim of or cause of action held by the

Debtors or their estates exists against any of the Prepetition Secured Parties or their agents, in such capacities, whether arising under applicable state, federal, or foreign law (including, without limitation, any recharacterization, subordination, avoidance, or other claims arising under or pursuant to sections 105, 510, or 542 through 553 of the Bankruptcy Code), or whether arising under or in connection with any of the Prepetition Loan Documents (or the transactions contemplated thereunder), the Prepetition Secured Obligations, or the Prepetition Liens (as defined below).

3.    Description of Prepetition Liens and Prepetition Collateral.

(a)	Pursuant to and as more particularly described in the 2007 Facility Documents, the 2007 Facility Obligations are secured by, among other things, (i) first priority liens or mortgages on, security interests in, and assignments, charges, or pledges of (the “2007 Facility First Liens”), certain property, including, without limitation, certain cash collateral as defined in section 363 of the Bankruptcy Code (the “Cash Collateral”), vessels owned by the 2007 Facility Obligors, and other “Collateral” as such term is defined in the 2007 Credit Agreement (collectively, the “2007 Facility First Lien Collateral”) and (ii) second priority liens or mortgages on, security interests in, and charges or assignments of (the “2007 Facility Second Liens,” and collectively with the 2007 Facility First Priority Liens, the “2007 Facility Prepetition Liens”), certain vessels and insurances owned by the DB Term Loan Obligors and the CA Term Loan Obligors, respectively (collectively, the “2007 Facility Second Lien Collateral,” and together with the 2007 Facility First Lien Collateral, the “2007 Facility Prepetition Collateral”).

(b)
Pursuant to and as more particularly described in the DB Term Loan Documents, the DB Term Loan Obligations are secured by first priority liens or mortgages on, security interests in, and assignments, charges, or pledges of (the “DB Term Loan Prepetition Liens”), certain property described in the DB Term Loan Documents, including, without limitation, certain Cash Collateral, and vessels owned by the DB Term Loan Guarantors (collectively, the “DB Term Loan Prepetition Collateral”).

(c)	Pursuant to and as more particularly described in the CA Term Loan Documents, the CA Term Loan Obligations are secured by first priority liens or mortgages on, security interests in, and assignments, charges, or pledges of (the “CA Term Loan Prepetition Liens,” and collectively with the 2007 Facility Prepetition Liens and the DB Term Loan Prepetition Liens, the “Prepetition Liens”), certain property described in the CA Term Loan Documents, including, without limitation, certain Cash Collateral and vessels owned by the CA Term Loan Guarantors (collectively, the “CA Term Loan Prepetition Collateral,” and collectively with the 2007 Facility Prepetition Collateral and the CA Prepetition Collateral, the “Prepetition Collateral”).

(d)	The respective rights to, and priority of security interests with respect to any DB Term Loan Prepetition Collateral that also constitutes 2007 Facility Second Lien Collateral, among (i) the 2007 Facility Secured Parties, on the one hand, and (ii) the DB Term Loan Secured Parties, on the other, are set forth in the Deed of Coordination, dated as of August 1, 2012, among

GS&T, the collateral owners party thereto, Deutsche Bank AG Filiale Deutschlandgeschäft, in its capacity as the “First Mortgagee,” and the 2007 Facility Agent, in its capacity as the “Second Mortgagee” (as amended, modified, or otherwise supplemented, the “DB Term Loan Deed of Coordination”).

(e)	The respective rights to, and priority of security interests with respect to any CA Term Loan Prepetition Collateral that also constitutes 2007 Facility Second Lien Collateral among (i) the 2007 Facility Secured Parties, on the one hand, and (ii) the CA Term Loan Secured Parties, on the other, are set forth in the Deed of Coordination, dated as of August 1, 2012, among GS&T, the collateral owners party thereto, Credit Agricole Corporate and Investment Bank, in its capacity as the “First Mortgagee,” and the 2007 Facility Agent, in its capacity as the “Second Mortgagee” (as amended, modified, or otherwise supplemented, the “CA Term Loan Deed of Coordination,” and together with the DB Term Loan Deed of Coordination, the “Deeds of Coordination”).

4.    Validity and Perfection of Prepetition Liens.  The Prepetition Liens are (i) valid, binding, perfected and enforceable liens on and security interests in the applicable Prepetition Collateral; (ii) not subject to, pursuant to the Bankruptcy Code or other applicable law (foreign or domestic), avoidance, disallowance, reduction, recharacterization, recovery, subordination (whether equitable, contractual, or otherwise), attachment, offset, counterclaim, defense, “claim” (as defined in the Bankruptcy Code), impairment or any other challenge of any kind by any person or entity; and (iii) subject and subordinate only to (a) the Carve-Out (as defined below) and (b) valid and enforceable liens and encumbrances in the Prepetition Collateral that were made expressly senior to the applicable Prepetition Secured Parties’ liens under the applicable Prepetition Loan Documents, that are valid, perfected, enforceable and non-avoidable as of the Petition Date and that are not subject to avoidance, reduction, disallowance, disgorgement, counterclaim, surcharge, or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law (“Permitted Liens”), and each Debtor irrevocably waives, for itself and its estate, any right to challenge or contest in any way the perfection, validation and enforceability of the Prepetition Liens or the validity or enforceability of the Prepetition Secured Obligations and the Prepetition Loan Documents.  The Prepetition Liens were granted to the respective Prepetition Secured Parties for fair consideration and reasonably equivalent value, and were granted contemporaneously with the making of loans, commitments, and/or other financial accommodations under the Prepetition Loan Documents.

5.    Releases by Debtors.  Each of the Debtors and the Debtors’ estates, on its own behalf and on behalf of its past, present and future predecessors, successors, heirs, subsidiaries, and assigns (collectively, the “Releasors”) shall to the maximum extent permitted by applicable law, unconditionally, irrevocably and fully forever release, remise, acquit, relinquish, irrevocably waive and discharge each of the Prepetition Secured Parties, in such capacities, and each of their respective former, current, or future officers, employees, directors, agents, representatives, owners, members, partners, financial advisors, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates, and predecessors in interest (collectively, the

“Releasees”) of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending, or threatened including, without limitation, all legal and equitable theories of recovery, arising under common law, statute or regulation or by contract, of every nature and description that exist on the date hereof relating to any of the Prepetition Loan Documents, or the transactions contemplated under such documents, including, without limitation, (i) any so-called “lender liability” or equitable subordination claims or defenses, (ii) any and all claims and causes of action arising under the Bankruptcy Code, and (iii) any and all claims and causes of action regarding the validity, priority, perfection or avoidability of the liens or claims of the Prepetition Secured Parties.  The Debtors’ acknowledgments, stipulations, waivers, and releases shall be binding on the Debtors and their respective representatives, successors and assigns and, subject to any action timely commenced before the Investigation Termination Date (as defined below), on each of the Debtors’ estates and all entities and persons, including any creditors of the Debtors, and each of their respective representatives, successors and assigns, including, without limitation, any trustee or other representative appointed in these Chapter 11 Cases, whether such trustee or representative is appointed under chapter 11 or chapter 7 of the Bankruptcy Code.  For the avoidance of doubt, the foregoing release shall not act to release any independent, non-derivative claims of third parties against the Releasees.

6.    Indemnification.  The Prepetition Secured Parties have acted in good faith, and without negligence or violation of public policy or law, in respect of all actions taken by any of them in connection with or related in any way to negotiating, implementing, documenting or obtaining requisite approvals of the use of Cash Collateral, including in respect of the granting of the Adequate Protection Liens (as defined below), the use of Cash Collateral under this Interim Order, and all documents related to and all transactions contemplated by the foregoing.  Accordingly, the Prepetition Secured Parties shall be and hereby are indemnified and held harmless by the Debtors in respect of any claim or liability incurred in respect thereof or in any way related thereto; provided that no such party will be indemnified for any cost, expense or liability to the extent determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from such party’s bad faith, gross negligence, or willful misconduct.  No exception or defense in contract, law or equity exists as to any obligation set forth, as the case may be, in this paragraph C.6 or in the Prepetition Loan Documents to indemnify and/or hold harmless any Prepetition Agent or Prepetition Secured Party, as the case may be, and any such defenses are hereby waived; provided, that any fees and expenses incurred by or on behalf of the Prepetition Secured Parties pursuant to this paragraph shall be paid in accordance with paragraph 4(c) hereof.

D.            Approved Budget.  Attached hereto as Exhibit A is an initial 13-week cash flow forecast setting forth all projected cash receipts and cash disbursements on a weekly basis (as revised from time-to-time in accordance with paragraph 4.e of this Interim Order, the “Approved Budget”).  The Approved Budget is an integral part of this Interim Order and has been relied upon by the Prepetition Secured Parties in consenting to this Interim Order and to permit the use of the Cash Collateral.  The Debtors represent and warrant to the Prepetition Secured Parties and this Court that the Approved Budget includes and contains the Debtors’ best estimate of all operational receipts and all operational disbursements, fees, costs, and other expenses that will be payable, incurred and/or accrued by any of the Debtors during the period covered by the Approved Budget and that such operational disbursements, fees, costs, and other expenses will be timely paid in the ordinary course of business pursuant to and in accordance with the Approved Budget unless such operational disbursements, fees, costs, and other expenses are not incurred or otherwise payable.  The Debtors further represent that, to the best of their knowledge as of the date hereof, the Approved Budget is achievable and will allow the Debtors to operate in the Chapter 11 Cases and pay postpetition administrative expenses as they come due.  The Debtors shall be required to update the Approved Budget and provide to the Prepetition Agents a Budget Variance Report (as defined below) in accordance with the provisions of paragraph 4.e of this Interim Order.

E.            Use of Cash Collateral.  An immediate and critical need exists for the Debtors to use the Cash Collateral, consistent with the Approved Budget, for (i) working capital purposes; (ii) other general corporate purposes of the Debtors; and (iii) the satisfaction of the costs and expenses of administering the Chapter 11 Cases.

F.            Consent by Prepetition Secured Parties.  The Prepetition Agents have consented to, conditioned on the entry of this Interim Order, the Debtors’ proposed use of Cash Collateral, on the terms and conditions set forth in this Interim Order, and such consent is binding on all Prepetition Secured Parties.

G.            Adequate Protection.  The adequate protection provided to the Prepetition Secured Parties, as set forth more fully in paragraph 4 of this Interim Order, for the imposition of the automatic stay and any diminution in the value of the Prepetition Secured Parties’ interest in the Prepetition Collateral from and after the Petition Date resulting from the imposition of the automatic stay pursuant to section 362(a) of the Bankruptcy Code, the use, sale, or lease of the Prepetition Collateral (including any Cash Collateral) under section 363 of the Bankruptcy Code is consistent with, and authorized by, the Bankruptcy Code and is offered by the Debtors to protect such parties’ interests in the Prepetition Collateral in accordance with sections 361, 362, and 363 of the Bankruptcy Code.  The adequate protection provided herein and other benefits and privileges contained herein are necessary in order to (i) protect the Prepetition Secured Parties from the diminution of their respective interests in the value of their Prepetition Collateral and (ii) obtain the foregoing consents and agreements.

H.            Good Cause Shown; Best Interest.  The Debtors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2) and Local Rule 4001-2.  Absent entry of this Interim Order, the Debtors’ businesses, properties, and estates will be immediately and irreparably harmed.  This Court concludes that good cause has been shown and entry of this Interim Order is in the best interests of the Debtors’ respective estates and creditors as its implementation will, among other things, allow for the continued operation of the Debtors’ existing businesses and enhance the Debtors’ prospects for a successful reorganization.

I.            No Liability to Third Parties.  The Debtors stipulate and the Court finds that none of the Prepetition Secured Parties shall (i) have liability to any third party or be deemed to be in control of the operation of any of the Debtors or to be acting as a “controlling person,” “responsible person,” “owner or operator, ” or “participant” with respect to the operation or management of any of the Debtors (as such term, or any similar terms, are used in the Internal Revenue Code, the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any other Federal, state, or applicable international statute or regulation) or (ii) owe any fiduciary duty to any of the Debtors, their creditors or estates, or shall constitute or be deemed to constitute a joint venture or partnership with any of the Debtors.

J.            Section 552(b).  Each of the Prepetition Secured Parties shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code.  Subject to the Final Hearing and entry of the Final Order, the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Prepetition Secured Parties with respect to proceeds, products, offspring, or profits with respect to any of the Prepetition Collateral (including any charter-hire receipts, earnings, insurance proceeds, or similar payments received by an applicable Obligor after the Petition Date).

K.            Notice.  The Interim Hearing is being held pursuant to the authorization of Bankruptcy Rule 4001 and S.D.N.Y. Local Bankruptcy Rule 4001-2.  Notice of the Interim Hearing and the emergency relief requested in the Motion has been provided to (a) the Office of the United States Trustee for the Southern District of New York; (b) the Debtors’ material prepetition secured lenders or any agent therefor; (c) counsel to the Debtors’ material prepetition secured lenders; (d) Akin Gump Strauss Hauer & Feld, LLP, as counsel to certain holders of the Debtors’ 5.00% Convertible Senior Notes due August 15, 2015 (such holders, the “Supporting Noteholders”); (e) the indenture trustee for the Debtors’ convertible notes;

(f) the holders of the 30 largest unsecured claims against the Debtors on a consolidated basis; (g) the Internal Revenue Service; (h) the United States Attorney for the Southern District of New York; (i) the U.S. Securities and Exchange Commission; and (j) any such other party entitled to notice pursuant to Local Rule 9013-1(b).  Under the circumstances, such notice of the Motion, the relief requested therein and the Interim Hearing complies with Bankruptcy Rules 4001(b), (c), and (d), and the Local Rules.

Based upon the foregoing, and upon the record made before this Court at the Interim Hearing, and good and sufficient cause appearing therefor,

IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1.            Approval of Interim Order.  The Motion is approved on the terms and conditions set forth in this Interim Order.  Any objections that have not previously been withdrawn are hereby overruled.  This Interim Order shall become effective immediately upon its entry.

2.            Authorization to Use Cash Collateral.  Pursuant to this Interim Order, the Debtors are authorized on an interim basis to use Cash Collateral for:  (i) working capital purposes; (ii) other general corporate purposes of the Debtors; and (iii) the satisfaction of the costs and expenses of administering the Chapter 11 Cases in accordance with the Approved Budget (subject to the Permitted Variances (as defined below)) through and including the Termination Date (as defined below) (the “Cash Collateral Period”).

3.            Termination Events.  Notwithstanding anything contained herein, the authority for use of Cash Collateral under this Interim Order shall terminate (the “Termination Date”) upon the earlier to occur of (each of the following, a “Termination Event”):  (i) 11:59 p.m. on the forty-fifth day after the Petition Date, to the extent the Final Order (in form and substance acceptable to the Prepetition Agents) has not been approved by this Court by such date; (ii) five (5) days after notice of the date upon which any Event of Default (as defined below) occurs and is continuing; (iii) the date this Interim Order ceases to be in full force and effect for any reason to the extent the Final Order has not been entered at such time; (iv) the date the Court enters an order dismissing any of the Chapter 11 Cases; (v) the date the Court enters an order converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;  and (vi) the date that any Debtor shall file a motion seeking any modification or extension of this Interim Order without the prior written consent of each of the Prepetition Agents.

4.            Prepetition Secured Parties’ Adequate Protection.  The Prepetition Secured Parties are entitled pursuant to sections 361 and 363(c) of the Bankruptcy Code to adequate protection of their interests in the Prepetition Collateral (including Cash Collateral) for any diminution in the value of the Prepetition Secured Parties’ interest in the Prepetition Collateral from and after the Petition Date in any way, including resulting from the imposition of the automatic stay pursuant to section 362(a) of the Bankruptcy Code, or the use, sale, or lease of the Prepetition Collateral (including Cash Collateral) under section 363 of the Bankruptcy Code.  The Prepetition Agents, as applicable and on behalf of themselves and for the benefit of the respective Prepetition Secured Parties, are hereby granted, to the extent of any diminution in value of their interests in the Prepetition Collateral from and after the Petition Date, the following:

a.  Adequate Protection Liens.  To the extent set forth below, valid, binding, enforceable and perfected security interests in and liens upon (the “Adequate Protection Liens”) all property, whether now owned or hereafter acquired or existing and wherever located, of each Debtor and each Debtor’s “estate” (as created pursuant to section 541(a) of the Bankruptcy

 Code), property of any kind or nature whatsoever, real or personal, tangible or intangible, and now existing or hereafter acquired or created, including, without limitation, all cash, accounts, inventory, goods, contract rights, instruments, documents, chattel paper, patents, trademarks, copyrights, and licenses therefor, accounts receivable, receivables and receivables records, general intangibles, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, contracts, owned real estate, real property leaseholds, vessels, charter-hire receipts, earnings, insurance policies and proceeds, fixtures, deposit accounts, commercial tort claims, securities accounts, instruments, investment property, letter-of-credit rights, supporting obligations, machinery and equipment, real property, leases (and proceeds from the disposition thereof), all of the issued and outstanding capital stock of each Debtor, other equity or ownership interests, including equity interests in subsidiaries and non-wholly-owned subsidiaries, money, investment property, and causes of action (other than causes of action arising under sections 502(d), 544, 545, 547, 548, 550 (unless related to an action under 549), 551 (unless related to an action under 549), or 553 of the Bankruptcy Code (the “Avoidance Actions”)) and, subject to entry of the Final Order, the proceeds of Avoidance Actions, Cash Collateral, and all cash and non-cash proceeds, rents, products, substitutions, accessions, and profits of any of the collateral described above, documents, vehicles, intellectual property, securities, partnership or membership interests in limited liability companies and capital stock, including, without limitation, the products, proceeds and supporting obligations thereof, whether in existence on the Petition Date or thereafter created, acquired, or arising and wherever located (all such property, other than the Prepetition Collateral in existence immediately prior to the Petition Date and proceeds, rents, products, profits, and offspring of such Prepetition Collateral, being collectively referred to as, the “Postpetition Collateral” and collectively with the Prepetition Collateral, the “Collateral”) without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements, or other agreements;

i.            With respect to Collateral of GS&T, Genco Investments LLC, Genco Ship Management LLC, Genco Management (USA) Ltd., and Genco RE Investments LLC (collectively, the “Non-Silo Debtors”), the Adequate Protection Liens shall be granted to all Prepetition Secured Parties on a pari passu basis and shall be senior liens, subject only to (A) the Carve-Out (as defined below), (B) Permitted Liens, and (C) Prepetition Liens; provided that the Adequate Protection Liens granted to those Prepetition Secured Parties with Prepetition Liens on the Prepetition Collateral of the Non-Silo Debtors shall be senior to the Adequate Protection Liens granted to the Prepetition Secured Parties who do not hold Prepetition Liens on Prepetition Collateral of the Non-Silo Debtors;

ii.            With respect to Collateral of the 2007 Facility Guarantors, the Adequate Protection Liens shall be granted only to the 2007 Facility Secured Parties and shall be senior liens, subject only to (A) the Carve-Out, (B) Permitted Liens, and (C) Prepetition Liens;

iii.            With respect to Collateral of the DB Term Loan Guarantors, the Adequate Protection Liens shall be granted only to the DB Term Loan Secured Parties and the 2007 Facility Secured Parties and shall be senior liens, subject only to (A) the Carve-Out, (B) Permitted Liens, and (C) Prepetition Liens; provided that the Adequate Protection Liens granted to the DB Term Loan Secured Parties with respect to the DB

Term Loan Guarantors shall be senior to the Adequate Protection Liens granted to the 2007 Facility Secured Parties;

iv.            With respect to Collateral of the CA Term Loan Guarantors, the Adequate Protection Liens shall be granted only to the CA Term Loan Secured Parties and the 2007 Facility Secured Parties and shall be senior liens, subject only to (A) the Carve-Out, (B) Permitted Liens, (C) Prepetition Liens; provided that the Adequate Protection Liens granted to the CA Term Loan Secured Parties with respect to the CA Term Loan Guarantors shall be senior to the Adequate Protection Liens granted to the 2007 Facility Secured Parties; and

v.            Subject to entry of the Final Order, the  Adequate Protection Liens shall include any lien, and attach to any collateral associated therewith, that is avoided for the benefit of the estate pursuant to section 551 of the Bankruptcy Code;

b.  Superpriority Claims.  To the extent set forth below, allowed superpriority administrative expense claims pursuant to sections 503(b), 507(a) and 507(b) of the Bankruptcy Code as provided for in section 507(b) of the Bankruptcy Code (the “Superpriority Claim”).  Any Superpriority Claims shall be subject to the Carve-Out, and shall be allowed claims against the applicable Debtors (jointly and severally) with priority over any and all administrative expenses and all other claims against such Debtors now existing or hereafter arising, of any kind whatsoever, including, without limitation, all other administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all other administrative expenses or other claims arising under any other provision of the Bankruptcy Code, including, without limitation, sections 105, 326, 327, 328, 330, 331, 503(b), 507(a), 507(b), or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other nonconsensual lien, levy or attachment.  Subject to the Final Order, the Superpriority Claims shall be payable from and have recourse to the proceeds of the Avoidance Actions.  The allowed Superpriority Claims shall be payable from and have recourse to all unencumbered pre- and post-petition property of the applicable Debtors (subject to the foregoing sentence).  Other than the Carve-Out, no cost or expense of administration under sections 105, 503 or 507 of the Bankruptcy Code or otherwise, including any such cost or expense resulting from or arising after the conversion of the any of the Chapter 11 Cases under section 1112 of the Bankruptcy Code, shall be senior to, or pari passu with, the Superpriority Claims;

i.            With respect to the 2007 Facility Guarantors and their estates, the Superpriority Claims shall be granted only to the 2007 Facility Secured Parties;

ii.            With respect to the DB Term Loan Guarantors and their estates, the Superpriority Claims shall be granted only to the DB Term Loan Secured Parties and the 2007 Facility Secured Parties; provided that such Superpriority Claims granted to the DB Term Loan Secured Parties shall be senior to those granted to the 2007 Facility Secured Parties;

iii.            With respect to the CA Term Loan Guarantors, the Superpriority Claims shall be granted only to the CA Term Loan Secured Parties and the 2007 Facility Secured Parties; provided that such Superpriority Claims granted to the CA Term Loan Secured Parties respect to the CA Term Loan Guarantors shall be senior to those granted to the 2007 Facility Secured Parties; and

iv.            With respect to the Non-Silo Debtors, the Superpriority Claims shall be granted all Prepetition Secured Parties on a pari passu basis;

c.  Fees and Expenses.  Fourteen (14) days following receipt by the Debtors and the United States Trustee of invoices therefor, payment, without further order of, or application to, the Bankruptcy Court or notice to any other party, of all outstanding prepetition and all postpetition reasonable and documented fees and expenses incurred by the Prepetition Agents, including, without limitation,2

i.            the fees and expenses incurred by (a) Milbank Tweed, Hadley & McCloy LLP (“Milbank”), as counsel to the 2007 Facility Agent, including payment of fees and expenses of Milbank in accordance with the terms set forth in the fee letter dated as of January 7, 2014, (b) Seward & Kissel LLP (“Seward”), as maritime and local counsel to the 2007 Facility Agent, including payment of fees and expenses of Seward in accordance with the terms set forth in the fee letter dated as of February 7, 2013, (c) Houlihan Lokey Capital, Inc., (“Houlihan”) as financial advisors to the 2007 Facility Agent, under the engagement letter dated as of January 7, 2013 (including, without limitation, the “Deferred Fee” in accordance with the terms described therein), and (d) any local, maritime, or foreign counsel retained by the 2007 Facility Agent whose services are discrete and not duplicative of the services of any other counsel of the 2007 Facility Agent; and

ii.            the fees and expenses incurred under the DB Term Loan Documents or CA Term Loan Documents, including, without limitation, by (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP as counsel to the CA Term Loan Agent and the DB Term Loan Agent, (b) Orrick, Herrington & Sutcliffe LLP, as English counsel to the CA Term Loan Agent, (c) Stephenson Harwood, LLP, as English counsel to the
__________________________
[4]
To the extent any party has an objection to the fees and expenses requested, they shall so advise applicable Prepetition Agent(s).  If any such objection is raised and not resolved and/or withdrawn, the parties shall submit any dispute to this Court for adjudication

DB Term Loan Agents, (d) Poles, Tublin, Stratakis & Gonzalez, LLP, as Marshal Islands counsel to the DB Term Loan Agents, and (e) such other maritime or foreign legal advisors that may be retained pursuant to the letter dated as of February 19, 2014 between the CA Term Loan Agent and GS&T and the letter dated as of February 12, 2014 between the DB Term Loan Agents and GS&T, respectively.

d.  Interest.  The Prepetition Agents (on behalf of the Prepetition Secured Parties) shall receive from the Debtors (x) on the next date on which payment would be due, in the absence of any default, under the applicable Loan Documents, cash payment of all accrued and unpaid interest on the Prepetition Secured Obligations at the non-default rates provided for in the applicable Prepetition Loan Documents, (y) upon entry of this Interim Order, all other accrued and unpaid fees and disbursements (other than legal and advisory fees and expenses, which shall be paid in accordance with paragraph 4.c of this Interim Order) owing to the Prepetition Agents or the Prepetition Secured Parties under the applicable Loan Documents and incurred prior to such date (including fees and disbursements arising before the Petition Date), and (z) thereafter, monthly in arrears, payment in cash of all interest and letter of credit, unused commitment and other fees that had accrued on and after the date of the initial payment provided for in (x) and (y) above, as applicable, at the non-default rate provided for under the applicable Prepetition Loan Documents; provided that default interest and compounded interest shall accrue on the Prepetition Secured Obligations to the extent permitted under applicable law, subject to the right of parties-in-interest to object to the allowance of such amounts.

e.  Reporting and Budget Compliance.  Every two weeks (beginning with the second full week after the Petition Date), on the third day of such week, the Debtors shall deliver to the advisors to the Prepetition Agents an updated budget for the prospective 13 week period beginning the week following delivery of such updated budget.  The Prepetition Agents shall have until three business days from receipt of such updated budget to reasonably object to such budget.  If no Prepetition Agent reasonably objects during such time, such budget shall become the Approved Budget for purposes of this Interim Order. Pending resolution of any objection, the Approved Budget for purposes of this Interim Order shall remain the Approved Budget (including any previously updated Approved Budget). Every two weeks (beginning with the fourth full week after the Petition Date), on the third business day of such week, the Debtors shall deliver to the advisors to the Prepetition Agents and the Supporting Noteholders, a variance report from the previous four week period comparing the actual cash receipts and disbursements of the Debtors with the receipts and disbursements in the Approved Budget (the “Budget Variance Report”) with respect to the following line items in the Approved Budget (i) interest expenses  over the prior four week period (“Interest Expense”), (ii) general and administrative expenses over the prior four week period (“G&A”), (iii) vessel operating expenses over the prior four week period, with pro forma treatment of costs reasonably expected to be reimbursed by insurance (the “Vessel Operating Expenses”), and (iv) total cash balance, subject to credits for any difference between projected and actual drydock expenses and restructuring costs and the pro forma treatment of costs reasonably expected to be reimbursed by insurance (the “Cash Balance”).  The Debtors shall ensure that at no time shall the Budget Variance Report show (w) an unfavorable variance of more than 15% for any Interest Expense or G&A, (x) an unfavorable variance of the greater of $1 million or 15% for actual Vessel Operating Expenses, (y) a Cash Balance less than $22.5 million, or (z) an unfavorable variance of more than $7 million with respect to the Cash Balance ((w)-(z), collectively, the “Permitted Variance”).  The Debtors shall also provide the Prepetition Agents with (a) the monthly financial reporting given to the U.S. Trustee, (b) financial reporting required under (and consistent with the requirements contained in) the Prepetition Loan Documents, and (c) a bi-weekly charter report.

f.  Access to Records and Collateral.  In addition to, and without limiting, whatever rights to access the Prepetition Secured Parties have under their respective Prepetition Loan Documents, upon reasonable notice, at reasonable times during normal business hours, the Debtors shall permit representatives, agents, and employees of the Prepetition Secured Parties (i) to have access to the Debtors’ properties and other Collateral of any Debtor against whom they are granted Adequate Protection Liens or Superpriority Claims under this Interim Order for the purposes of inspection, (ii) to examine the Debtors’ books and records, and (iii) to discuss the Debtors’ affairs, finances, and condition with the Debtors’ officers and financial advisors.

g.  Right to Seek Additional Adequate Protection.  This Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of the Prepetition Secured Parties to request additional forms of adequate protection at any time or the rights of the Debtors or any other party to contest such request.

5.            Events of Default.  The occurrence of any of the following events shall constitute an event of default (collectively, the “Events of Default”):

a.        the termination of the prepetition restructuring support agreement entered into by the Debtors and certain consenting creditors dated on or about April 1, 2014 (the “Restructuring Support Agreement”) by the Debtors (other than a termination pursuant to section 11(b)(i) of the Restructuring Support Agreement), the Required Supporting 2007 Facility Lenders (as

defined in the Restructuring Support Agreement) (other than a termination pursuant to section 11(d) of the Restructuring Support Agreement), the Required Supporting $253 Million Facility Lenders (as defined in the Restructuring Support Agreement), or the required $100 Million Facility Lenders (as defined in the Restructuring Support Agreement);

b.        any Debtor shall have asserted, in a pleading filed with the Court (or another court of competent jurisdiction), a claim or challenge against any of the Prepetition Secured Parties contrary to the Debtors’ acknowledgements, stipulations and releases contained herein;

c.        the Court shall have entered an order appointing a chapter 11 trustee, responsible officer, or any examiner with enlarged powers relating to the operation of the businesses in the Chapter 11 Cases, unless consented to in writing by the Prepetition Agents;

d.        the Court shall have entered an order, which order is not subject to a stay of its effectiveness pending appeal, granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any Collateral which has an aggregate value in excess of $5,000,000;

e.        the Court shall have entered an order granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any Collateral which has an aggregate value in excess of $20,000,000;

f.        the Court shall have entered an order (i) reversing, amending, supplementing, vacating, or otherwise modifying this Interim Order without the consent of the Prepetition Agents or (ii) avoiding or requiring repayment of any portion of the payments made pursuant to the terms hereof;

g.        five days after notice provided by, as applicable, a Prepetition Agent that the Debtors have failed to make any payment when due under section 4 of this Interim Order and the outstanding payment is not made within such five days;

h.        the date on which the Debtors produce a Budget Variance Report that shows that they have failed to comply with the Approved Budget (including any Permitted Variance);

i.        the Debtors shall have failed to comply with any other term hereof and the same is not remedied within five (5) business days’ notice of such non-compliance by any of the Prepetition Agents;

j.        any relevant Debtor materially breaches any covenant or undertaking, after any applicable cure period, relating to the insurance, operation and maintenance of the vessels (including, without limitation, the terms regarding the expropriation, arrest, detention, capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, the applicable vessels) as specified in the 2007 Facility Documents, the DB Term Loan Documents, or the CA Term Loan Documents;

k.        the Debtors shall have filed a motion seeking to create any postpetition liens or security interests other that those granted or permitted pursuant hereto; or

l.        the Debtors lose the exclusive right to file and solicit acceptances of a plan of reorganization.
6.            Rights and Remedies Upon Event of Default or Termination Event.  Upon occurrence of an Event of Default and following the giving of five (5) days’ notice to the Debtors, the United States Trustee, the Supporting Noteholders, and the Committee (the “Notice Period”) or otherwise immediately upon a Termination Event (other than the Termination Event specified in paragraph 3(ii)), the Prepetition Secured Parties may revoke the Debtors’ right, if any, to use Cash Collateral.  Upon occurrence of a Termination Event or an Event of Default and following the giving of seven (7) days’ notice (or such shorter notice period as the Court may order due to the exigencies of the situation) to the Debtors, the United States Trustee, the Supporting Noteholders, and the Committee (the “Extended Notice Period”), unless the Court orders otherwise during the Extended Notice Period, the automatic stay pursuant to section 362 of the Bankruptcy Code shall be automatically terminated without further notice or order of the Court, and the Prepetition Secured Parties shall be permitted to exercise all rights and remedies set forth in this Interim Order, and the Prepetition Loan Documents, including without limitation, collecting and applying any proceeds of the Prepetition Collateral in accordance with the terms of this Interim Order and the Prepetition Loan Documents, and as otherwise available at law without further order or application or motion to the Court, and without restriction or restraint by any stay under section 362 or 105 of the Bankruptcy Code.  Notwithstanding anything herein to the contrary, the automatic stay pursuant to section 362 of the Bankruptcy Code shall, as of the date hereof, be automatically modified and terminated for the purposes of giving any notice contemplated hereunder, under any of the Prepetition Loan Documents, or under the Restructuring Support Agreement by any party thereto.

7.            Effect of Stipulations on Third Parties.  The stipulations and admissions contained in this Interim Order, including, without limitation, in paragraph C of this Interim Order, shall be binding upon the Debtors and their affiliates and any of their respective successors (including, without limitation, any chapter 7 or chapter 11 trustee appointed or elected for any Debtor) in all circumstances.  The stipulations, releases, waivers, and admissions contained in this Interim Order, including, without limitation, in paragraph C of this Interim Order, shall be binding upon all other parties in interest, including, without limitation, any

Committee and any other person or entity acting (or purporting to act) on behalf of the Debtors’ estate, unless and except to the extent that, (i) upon three (3) days’ prior written notice to the Debtors and the Prepetition Agents, a party in interest with proper standing granted by order of the Court (or another court of competent jurisdiction) has timely filed an adversary proceeding or contested matter (subject to the limitations contained herein, including, inter alia, in paragraph 10) by no later than the date that is 60 days from the entry of the Final Order or such later date as has been agreed to, in writing, by the applicable Prepetition Agent, in its sole discretion (the “Investigation Termination Date”), (A) challenging the validity, enforceability, priority or extent of the Prepetition Obligations or (B) otherwise asserting or prosecuting any action for preferences, fraudulent transfers or conveyances, other avoidance power claims or any other claims, counterclaims or causes of action, objections, contests or defenses to the extent released by the Debtors under paragraph C of this Interim Order (collectively, “Claims and Defenses”) against any of the Prepetition Secured Parties or their affiliates, representatives, attorneys or advisors in connection with matters related to the Prepetition Loan Documents or the Prepetition Collateral, and (ii) such challenge or claim in any such timely filed adversary proceeding or contested matter has (A) with respect to the plaintiff, not been dismissed or overruled and (B) with respect to other parties-in-interest, been sustained in a final order; provided that any challenge or claim shall set forth with specificity the basis for such challenge or claim and any challenges or claims not so specified prior to the expiration of the Investigation Termination Date shall be forever deemed waived, released and barred.  If no such adversary proceeding or contested matter is timely filed, (x) the Prepetition Obligations shall constitute allowed claims, not subject to counterclaim, setoff, recoupment, reduction, subordination, recharacterization, defense or avoidance, for all purposes in the Chapter 11 Cases and any subsequent chapter 7 case, (y) the liens and security interests securing the Prepetition Obligations shall be deemed to have been, as of the Petition Date, legal, valid, binding and perfected, not subject to recharacterization, subordination or avoidance, and (z) the Prepetition Obligations, the liens and security interests securing the Prepetition Obligations, and the Prepetition Secured Parties shall not be subject to any other or further challenge by any party in interest seeking to exercise the rights of any Debtor’s estate, including, without limitation any successor thereto (including, without limitation, any chapter 7 or 11 trustee appointed or elected for the Debtor).  If any such adversary proceeding or contested matter is timely filed, the stipulations and admissions contained in paragraph C of this Interim Order shall nonetheless remain binding and preclusive (as provided in the second sentence of this paragraph) on any Committee and on any other person or entity, except to the extent that such findings and admissions were expressly challenged in such adversary proceeding or contested matter prior to the Investigation Termination Date.  Nothing in this Interim Order vests or confers on any “person” (as defined in the Bankruptcy Code), including any Committee, standing or authority to bring, pursue, or settle  any cause of action belonging to the Debtors or their estates, including, without limitation, Claims and Defenses with respect to the Prepetition Loan Documents or the Prepetition Secured Obligations, and an order of the Court conferring such standing on the Committee or other party-in-interest shall be a prerequisite for the prosecution of Claims and Defenses by the Committee or such other party-in-interest.

8.            Carve-Out.  The liens, security interests, and superpriority claims granted herein (including the Adequate Protection Lien and any Superpriority Claims), the Prepetition Liens, and any other liens, claims, or interest of any person, shall be subject and subordinate to the Carve-Out.  “Carve-Out” shall mean, upon the Termination Date, the sum of (i) all fees required to be paid to the clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) fees and expenses of up to $75,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order or otherwise, all unpaid fees, costs and expenses (the “Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code or any statutory committee appointed in these Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code (collectively, the “Professional Persons”), before or on the date of delivery by a Prepetition Agent of a Carve-Out Trigger Notice (as defined below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve-Out Trigger Notice (the “Pre-Trigger Date Fees”); and (iv) after the date of delivery of the Carve-Out Trigger Notice (the “Trigger Date”), to the extent incurred after the Trigger Date, the payment of Professional Fees of Professional Persons in an aggregate amount not to exceed $2,500,000 (the amount set forth in this clause (iv) being the “Post Carve-Out Trigger Notice Cap”).  For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean notice by the Prepetition Agents to the Debtors, its lead counsel, the United States Trustee, lead counsel to the Supporting Noteholders, and lead counsel for any Committee, delivered upon the occurrence of a Termination Date under the Interim Order, stating that the Post Carve-Out Trigger Notice Cap has been invoked.

9.            No proceeds of the Prepetition Collateral or the Carve-Out shall be used for the purpose of:  (a) investigating, objecting to, challenging or contesting in any manner, or in raising any defenses to, the amount, validity, extent, perfection, priority or enforceability of the

Prepetition Secured Obligations, or any liens or security interests with respect thereto, or any other rights or interests of any of the Prepetition Secured Parties, whether in their capacity as such or otherwise, including with respect to the Adequate Protection Liens, or in asserting any claims or causes of action against any of the Prepetition Secured Parties (whether in their capacity as such or otherwise), including, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; or (b) paying any amount on account of any claims arising before the Petition Date unless such payments are approved by an order of this Court; provided that up to $75,000 of Cash Collateral shall be made available to the Creditors’ Committee for fees and expenses incurred in connection with any Lien Investigation (the “Committee Investigation Budget”).  The Prepetition Secured Parties reserve the right to object to, contest, or otherwise challenge any claim for amounts incurred in connection with such activities (including amounts incurred in connection with a Lien Investigation in excess of the Committee Investigation Budget) on the grounds that such claim shall not be allowed, treated or payable as an administrative expense claim for purposes of section 1129(a)(9)(A) of the Bankruptcy Code.

10.            No Waiver of Prepetition Secured Parties’ Rights; Reservation of Rights.  Notwithstanding any provision in this Interim Order to the contrary, this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, any of the Prepetition Secured Parties’ rights with respect to any person or entity other than the Debtors or with respect to any other collateral owned or held by any person or entity other than the Debtors.  The rights of the Prepetition Secured Parties are expressly reserved and entry of this Interim Order shall be without prejudice to, and does not constitute a waiver, expressly or implicitly, of:

a.        the Prepetition Secured Parties’ rights under any of the Prepetition Loan Documents;

b.        the Prepetition Secured Parties’ rights to seek any other or supplemental relief in respect of the Debtors;

c.        the Prepetition Secured Parties’ rights to seek modification of the grant of adequate protection provided under this Interim Order so as to provide different or additional adequate protection at any time;

d.        any of the Prepetition Secured Parties’ rights under the Bankruptcy Code or under non-bankruptcy law including, without limitation, to the right to:  (i) request modification of the automatic stay of section 362 of the Bankruptcy Code; (ii) request dismissal of the Chapter 11 Cases, conversion of any of the Chapter 11 Cases to cases under chapter 7, or appointment of a chapter 11 trustee or examiner with extended powers; or (iii) propose, subject to section 1121 of the Bankruptcy Code, a chapter 11 plan or plans;

e.        any of the Prepetition Secured Parties’ unqualified right to credit bid up to the full amount of any remaining Prepetition Obligations in the sale of any Prepetition Collateral or pursuant to (i) section 363 of the Bankruptcy Code, (ii) a plan of reorganization or a plan of liquidation under section 1129 of the Bankruptcy Code, or (iii) a sale or disposition by a chapter 7 trustee for any Debtor under section 725 of the Bankruptcy Code; or

f.        any other rights, claims, or privileges (whether legal, equitable, or otherwise) of the Prepetition Secured Parties.

11.            Recharacterization.  Notwithstanding anything to the contrary herein, if any of the Prepetition Secured Obligations are determined by this Court to be undersecured, the payment of fees and expenses and interest permitted hereunder may be recharacterized and re-credited to the principal balance of such Prepetition Secured Obligations pursuant to further order entered by this Court.

12.            Further Relief.  Notwithstanding anything to the contrary herein, nothing herein shall limit (i) the Debtors’ right to seek authority on a consensual or non-consensual basis, whether before or after a Termination Event or an Event of Default, to use Cash Collateral pursuant to further order of the Bankruptcy Court or (ii) the Prepetition Secured Parties’ rights to object to, challenge, or oppose any such relief or to declare an Event of Default or a Termination Event hereunder.

13.            Further Assurances.  The Debtors shall execute and deliver to the Prepetition Agents all such agreements, financing statements, instruments, and other documents as they may reasonably request to evidence, confirm, validate, or evidence the perfection of the Adequate Protection Liens granted pursuant hereto.

14.            506(c) Waiver.  Subject to the entry of a Final Order, except as provided in this Interim Order, no costs or expenses of administration which have been or may be incurred in any of the Chapter 11 Cases at any time shall be charged against any Prepetition Secured Party, any of the Prepetition Secured Obligations, any of their respective claims, or the Collateral pursuant to sections 506(c) or 105(a) of the Bankruptcy Code, or otherwise, without the prior written consent of the affected Prepetition Agent, and no such consent shall be implied from any other action, inaction, or acquiescence by any of the Prepetition Secured Parties or their respective representatives.

15.            Restrictions on Granting Postpetition Claims and Liens.  Except with respect to the Carve-Out, no claim or lien that is pari passu with or senior to the claims and liens of any of the Prepetition Secured Parties shall be offered by any Debtor, or granted, to any other person, except in connection with any financing used to pay in full the claims of the Prepetition

Secured Parties or that would constitute a Permitted Lien with respect to the Debtor against whom such lien is granted.

16.            Automatic Effectiveness of Liens.  The Adequate Protection Liens shall not be subject to challenge and shall attach and become valid, perfected, enforceable, non-avoidable, and effective by operation of law as of the Petition Date, having the priority set forth in paragraph 4 of this Interim Order, without any further action by the Debtors or the Prepetition Secured Parties and without the necessity of execution by the Debtors, or the filing or recordation, of any financing statements, security agreements, vehicle lien applications, mortgages (including ships’ mortgages), filings with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or the Library of Congress, or other documents or the taking of any other actions.  If any Prepetition Agent hereafter requests that the Debtors execute and deliver to them financing statements, security agreements, collateral assignments, mortgages, or other instruments and documents considered by such agent to be reasonably necessary or desirable to further evidence the perfection of the Adequate Protection Liens, as applicable, the Debtors are hereby directed to execute and deliver such financing statements, security agreements, mortgages, collateral assignments, instruments, and documents, and the Prepetition Agents are hereby authorized to file or record such documents in their discretion without seeking modification of the automatic stay under section 362 of the Bankruptcy Code, in which event all such documents shall be deemed to have been filed or recorded at the time and on the date of entry of this Interim Order.

17.            No Marshaling/Application of Proceeds.  In no event shall any of the Prepetition Secured Parties be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the Collateral; provided that any Prepetition Secured Party shall be entitled to seek to apply such marshaling or other similar doctrines with respect to another Prepetition Secured Party.

18.            Proofs of Claim.  None of the Prepetition Secured Parties shall be required to file proofs of claim in any of the in the Chapter 11 Cases for any Prepetition Secured Claim or any Superpriority Claim or other claim arising in connection with this Interim Order.  Notwithstanding any order entered by the Court in relation to the establishment of a bar date, the Prepetition Agents, on behalf of themselves and Prepetition Secured Parties, as applicable, are hereby authorized and entitled, in each of their sole and absolute discretion, but not required, to file (and amend and/or supplement, as each sees fit) a proof of claim and/or aggregate proofs of claim in the Chapter 11 Cases for any such claims; for avoidance of doubt, any such proof of claim may (but is not required to be) filed as one consolidated proof of claim against all of the applicable Debtors, rather than as separate proofs of claim against each such Debtor.  Any proof of claim filed by a Prepetition Agent shall be deemed to be in addition to and not in lieu of any other proof of claim that may be filed by any of the respective Prepetition Secured Parties.  Any order entered by the Court in relation to the establishment of a bar date for any claim (including without limitation administrative claims) in any of the Chapter 11 Cases shall not apply to the Prepetition Secured Parties.

19.            Additional Modification of Stay.  To the extent the automatic stay provisions of Section 362 of the Bankruptcy Code would otherwise apply, such provisions are vacated for the limited purposes of permitting the transfer and assignment of any liens, pledges or security interests upon Prepetition Collateral from DNB Bank ASA, New York Branch (f/k/a DNB Nor Bank ASA, New York Branch) to Wilmington Trust, National Association, as

successor administrative agent and successor collateral agent under the 2007 Credit Facility Documents.

20.            Binding Effect.  Subject to paragraph 7 of this Interim Order, the provisions of this Interim Order shall be binding upon and inure to the benefit of the Prepetition Secured Parties to the extent and as set forth herein, the Debtors, any Committee, and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereafter appointed or elected for the estate of any of the Debtors, an examiner appointed pursuant to section 1104 of the Bankruptcy Code or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors).  To the extent permitted by applicable law, this Interim Order shall bind any trustee hereafter appointed for the estate of any of the Debtors, whether in these Chapter 11 Cases or in the event of the conversion of any of the Chapter 11 Cases to a liquidation under chapter 7 of the Bankruptcy Code.  Such binding effect is an integral part of this Interim Order.

21.            Survival.  The provisions of this Interim Order and any actions taken pursuant hereto shall survive the entry of any order:  (i) confirming any plan of reorganization in any of the Chapter 11 Cases, (ii) converting any of the Chapter 11 Cases to a chapter 7 case, or (iii) dismissing any of the Chapter 11 Cases, and, with respect to the entry of any order as set forth in clause (ii) or (iii) of this paragraph 21, the terms and provisions of this Interim Order as well as the Adequate Protection Liens and Superpriority Claim shall continue in full force and effect notwithstanding the entry of any such order.

22.            Effect of Dismissal of Chapter 11 Cases.  If any of the Chapter 11 Cases is dismissed, converted, or substantively consolidated, such dismissal, conversion, or substantive consolidation of these Chapter 11 Cases shall not affect the rights of the Prepetition Secured

Parties under this Interim Order, and all of their rights and remedies thereunder shall remain in full force and effect as if the Chapter 11 Cases had not been dismissed, converted, or substantively consolidated.  If an order dismissing any of the Chapter 11 Cases is at any time entered, such order shall provide or be deemed to provide (in accordance with Sections 105 and 349 of the Bankruptcy Code) that:  (i) subject to paragraph 7 of this Interim Order, the Prepetition Liens, Adequate Protection Liens, and Superpriority Claims granted to and conferred upon the Prepetition Secured Parties shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order (and that such Superpriority Claims shall, notwithstanding such dismissal, remain binding on all interested parties) and (ii) to the greatest extent permitted by applicable law, this Court shall retain jurisdiction, notwithstanding such dismissal, for the purpose of enforcing the Prepetition Liens, Adequate Protection Liens, and Superpriority Claims referred to in this Interim Order.

23.            Order Effective.  This Interim Order shall be effective as of the date of the signature by the Court.

24.            Controlling Effect of Interim Order.  To the extent any provision of this Interim Order conflicts or is inconsistent with any provision of the Motion or any prepetition agreement, the provisions of this Interim Order shall control to the extent of such conflict.

25.            Final Hearing.  The Final Hearing on the Motion shall be heard before the Honorable [______] on [_____]  at [___] [a.m./p.m.] at the United States Bankruptcy Court, 1 Bowling Green, Courtroom [___], New York NY 10005.  Any objections shall be filed with the Bankruptcy Court on or before [_____], 2014 at 4:00 p.m., and served upon (i) Adam C. Rogoff, Stephen D. Zide, and Anupama Yerramalli of Kramer Levin Naftalis & Frankel LLP at 1177 Avenue of the Americas, New York, New York, 10036; (ii) Dennis F. Dunne, Samuel A. Khalil,

and Michael W. Price of Milbank, Tweed, Hadley & McCloy LLP at 1 Chase Manhattan Plaza, New York, New York, 10005; (iii) Alan W. Kornberg and Elizabeth McColm of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019; and (iv) Michael S. Stamer of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036 and Sarah Link Schultz of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201.

Dated:  _____, 2014
New York, New York

[_____]
United States Bankruptcy Judge

Exhibit C

Transferee Acknowledgement

This joinder (this “Joinder”) to the Restructuring Support Agreement, dated as of the Effective Date, by and among Genco Shipping & Trading Limited (“Genco”), certain affiliates of Genco, and the Supporting Creditors parties thereto (the “Agreement”) is executed and delivered by [________________] (the “Joining Party”) as of [________________], 2014.  Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.            Agreement to be Bound.  The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof).  The Joining Party shall hereafter be deemed to be a “Supporting Creditor” and a “Party” for all purposes under the Agreement.

2.            Representations and Warranties.  With respect to the aggregate principal amount of debt owed under the applicable Debt Instrument, the Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the debt outstanding under such Debt Instrument in the principal amounts as identified below its name on the signature page hereof, and (b) makes the representations and warranties set forth in section 12 of the Agreement to each other Party.

3.            Governing Law.  This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

4.            Notice.  All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]
[ADDRESS]
Attn:
Facsimile: [FAX]
EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:

Title:

Holdings:

[SUPPORTING CREDITOR]

By:
Name:
Title:

Holdings:

Acknowledged:

Genco Shipping & Trading Limited

By:
Name:
Title:

Genco Acheron Limited
Genco Beauty Limited
Genco Knight Limited
Genco Leader Limited
Genco Muse Limited
Genco Vigour Limited
Genco Carrier Limited
Genco Prosperity Limited
Genco Success Limited
Genco Wisdom Limited
Genco Marine Limited
Genco Explorer Limited

Genco Pioneer Limited
Genco Progress Limited
Genco Reliance Limited
Genco Surprise Limited
Genco Sugar Limited
Genco Augustus Limited
Genco Tiberius Limited
Genco London Limited
Genco Titus Limited
Genco Constantine Limited
Genco Hadrian Limited
Genco Commodus Limited
Genco Maximus Limited
Genco Claudius Limited
Genco Challenger Limited
Genco Champion Limited
Genco Charger Limited
Genco Hunter Limited
Genco Predator Limited
Genco Warrior Limited
Genco Bay Limited
Genco Ocean Limited
Genco Avra Limited
Genco Mare Limited
Genco Spirit Limited
Genco Lorraine Limited
Genco Pyrenees Limited
Genco Loire Limited
Genco Bourgogne Limited
Genco Picardy Limited
Genco Aquitaine Limited
Genco Normandy Limited
Genco Auvergne Limited
Genco Provence Limited
Genco Ardennes Limited
Genco Brittany Limited
Genco Languedoc Limited
Genco Rhone Limited
Genco Investments LLC
Genco Management (USA) LLC
Genco Ship Management LLC
Genco RE Investments LLC

By:
Name:
Title:

Genco Raptor LLC
Genco Cavalier LLC
Genco Thunder LLC

By:
Name:
Title:

Annex I

Restructuring Support Agreement